UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Axon Enterprise, Inc.
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To our shareholders:

This is supposed to be a letter about 2019, but that already feels like a long time ago. We had a great year — and I'll get to that.

But first, I want to address the unprecedented time we are living in. I am writing this to you from my home in Arizona — and the current state of the world is coronavirus quarantines, travel bans, and stresses to the global healthcare system. The stock market is volatile, and an oil price war is adding uncertainty.

At Axon, we have been clear eyed about the challenges and we aspire to lead from the front. Adversity brings opportunities for people and organizations that are the most adaptable. Ice ages created breakout opportunities for adaptable species to explosively grow in their aftermath. We certainly do not celebrate difficult times, but we do see them as challenges that can bring out the greatness in people.

Axon is “mission critical” under Department of Homeland Security guidelines and in the feedback from our customers, and we are doing everything we can to keep our manufacturing lines open and our employees and customers safe.

As always, our public safety customers are on the front lines of protecting the public, and sadly, many of them have already lost their lives to COVID-19. If current trends continue, the pandemic will take more lives this year than firearms or vehicle accidents, which are normally the two greatest risks to officers. We mourn for fallen officers and their families, and we have pivoted to utilize our supply chain to source critical safety equipment such as masks, gloves and hand sanitizer to help reduce the numbers infected. Only days into this effort, more than 6,000 agencies have reached out to Axon for help.

We have also stepped up to provide global access to the full feature set of Axon Citizen, at no cost this year, to every agency that is not currently using it. Axon Citizen is one of our many cloud software offerings and is highly useful for social distancing — it enables virtual evidence collection, eliminates the need for officers to have to collect digital files in person and reduces the need for community members to visit a station. Citizen is one of the investments we have made to grow our business, but I am confident that you, our shareholders, will agree that now isn’t the time to sell this solution. Now is the time to make it immediately available to every customer who needs it, and we can return to a more traditional business arrangement once we all get through this together.

This isn't the first time Axon has faced adversity.

In 2008, as the financial crisis gripped the world, we decided to transform our entire business from being a simple TASER devices manufacturing firm into an integrated technology company making wearables and cloud software. The transition was anything but easy — we had many difficult learning curves to overcome. As competitors in the public safety space retreated, we advanced into new opportunities and established ourselves as the clear market leader in cloud-hosted digital evidence management and camera sensors.

As a result, today Axon is stronger than ever. We ended 2019 with $396 million in cash equivalents and investments, zero debt and an underlying business that generates strong cash flow and high margin recurring revenues. Revenue grew 26% to $531 million last year, driven by demand for our latest generation camera, Axon Body 3, the cloud-connected TASER 7, and our cloud software. And our bottom line performance reflected our ability to scale manufacturing of TASER 7, continued growth of higher margin Axon Cloud software revenue (up 41% for the full year), and cost discipline. While net income was affected by catch-up stock compensation expense from our highly innovative eXponential Stock Performance and CEO plans, we delivered a record $88 million in adjusted EBITDA for the full year, up 43%, and Q4 2019 adjusted EBITDA more than tripled to $38 million, reflecting a 22% margin.

Objectively, we ended 2019 with a business among the strongest. In 2020, we will prove again that we are among the most adaptable.

When others retreat, we will advance. I am confident we will look back at 2020 as a pivotal year where we not only rose to the challenge, but we accelerated progress and created new opportunities. More importantly, we extended a hand to help our customers and their communities when it mattered.

Right now, we are supporting our customers through a period of upheaval, doing our best to be a stable and reliable partner in this storm. Beyond that, our strategic priorities in 2020 are to continue to execute in our core market, while accelerating our path-to-market in new product categories such as productivity (Records) and communications (Dispatch), and expanding to new customer categories, such as corrections, U.S. federal agencies and new international markets.

Beyond 2020, the future is very bright.

Axon remains fully committed to its mission to protect life. In my 2019 book, “The End of Killing,” I laid out our moonshot: before this decade is out, we will deliver a non-lethal weapon that will outperform a traditional handgun in terms of reliable stopping power. I’ve seen early prototypes, and I’m pretty excited.

There will come a day when front line officers in threatening situations reach for their TASER devices first, before their firearms, not out of the goodness of their hearts, but because they know it will actually work better and keep them safer — and this will lead to better outcomes for everyone.

We are also delivering upon a future where body and in-car cameras perform as smart devices — alerting command about critical incidents, transcribing human speech, reading driver’s licenses and license plates, and so much more. We are proud to be developing products that address some of society’s most entrenched problems and we believe we have the obligation to do so in a responsible way — one that promotes transparency, with built-in mechanisms for accountability. Our AI and Policing Technology Ethics Board provides expert guidance on these issues, and is being seen as a model for other industries to follow.

In June 2019, Axon said we would not put facial recognition on our body cameras, at this time, because the technology is not reliable enough for widespread use and there are important legal questions that must first be vetted. And in October 2019, we announced that Axon would launch the industry's first AI-powered Automated License Plate Recognition (ALPR) system built from the ground up using an ethical design and privacy-centric framework.

Axon has not, and will not ever sell public safety data. We believe the data is owned by public safety agencies and the communities they serve, and should not be resold to private entities whose interests may not be aligned with the public good. It’s important to me personally that we build a society that we all want to live in. We believe privacy-centric and ethics-minded design is not a hindrance to growth. Rather, it is a competitive advantage that our customers and their communities value deeply.

I will end this letter with a story. I was recently presenting at a university and was greeted by protesters. At the end of the presentation they took questions from the audience. One of the students stepped up and read from a sheet of paper,

“Mr. Smith, your company makes hundreds of millions of dollars selling for a profit to government agencies, how on Earth can we trust you?”

And I answered: “I appreciate the sentiment behind your question. When I was your age, I had two friends who were shot and killed. I was enraged that such a terrible thing could happen, and I wanted to do something about it. I could have gone out and started a non-profit to try to go after this problem. However, on a practical basis, that would mean I would have to spend a large portion of my time out asking people for money, for donations. Instead, I focused on seeing if I could develop a business model that could create technologies to address the problem. Here I am, 25 years later. Our company has sales around a half a billion dollars per year. We are set to spend over $100 million dollars per year on research and development. There are well over a thousand people working at my company to address this problem. And we have introduced significant breakthroughs in new systems to ensure accountability and transparency in how these products are used. Thousands of agencies around the world use TASER devices and body cameras today, and more than 200,000 people have been saved from potential death or serious injury with our systems. It is inconceivable that any other approach I could have taken would have near this scale or impact. Conscious capitalism is the most powerful force for good in solving the world’s most pressing problems. While no one is perfect, and there is always room for healthy skepticism, I believe the scale of our enterprise is exactly why idealistic young people like you should seriously consider entrepreneurship as the single greatest pathway to have impact at large scale on the problems you care about.”

We are a for-profit company, and I am proud of that fact. We are investing to solve big problems, and to deliver outstanding returns to all our stakeholders: shareholders, customers, communities and employees. And we have learned that business models that withstand the test of time are those that focus on building value in a sustainable way. Put simply: when we build products and services in a manner we can be proud of, they have a more positive impact on the world around us and create lasting sources of value.

I sincerely hope you, our shareholders, share our sense of pride and responsibility. We are building fantastic products and solutions, built with care to ensure we maximize their utility and minimize the risks of abuse. We are building a business that has grown from a garage to the industry-leading enterprise we have become today. And today is just a milestone on a longer journey where we will solve even bigger problems, creating even more value for all of our stakeholders.

Thank you for being a part of our mission,

-Rick

AXON ENTERPRISE, INC.
17800 North 85th Street
Scottsdale, Arizona 85255

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 29, 2020

To Our Shareholders:
The 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of Axon Enterprise, Inc. (the “Company” or “Axon”) will be held at 10:00 a.m. (local time) on Friday, May 29, 2020. This year's Annual Meeting will be a completely virtual meeting of shareholders. You will be able to attend the Annual Meeting, vote your shares electronically, and submit your questions during the live webcast by visiting www.virtualshareholdermeeting.com/AAXN2020. You will need to have your 16-digit control number included on your Notice, on your proxy card, or in the instructions that accompanied your proxy materials. The Annual Meeting will be held for the following purposes:

1.	Electing the three Class B directors of the Company named in this proxy statement for a term of three years, and until their successors are elected and qualified;

2.	Advisory vote to approve the compensation of the Company's named executive officers;

3.	Ratifying the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2020;

4A.	To approve an amendment to Article 5 of the Company's Certificate of Incorporation to remove the super-majority vote requirement and replace with a majority vote requirement;

4B.	To approve an amendment to Article 6 of the Company's Certificate of Incorporation to remove the super-majority vote requirement and replace with a majority vote requirement;

5.	Shareholder proposal to elect each director annually; and

6.	Transacting such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.
Only holders of the Company’s common stock at the close of business on April 3, 2020 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only shareholders with a valid 16-digit control number will be able to attend the Annual Meeting and vote, ask questions, and access the list of shareholders as of the close of business on the Record Date for the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting virtually, we encourage you to read the proxy statement and vote as soon as possible. For specific instruction on how to vote your shares, please refer to the section entitled “General Information About the Annual Meeting and Voting” and the

instructions on your proxy card or the voting instruction card you receive from your broker, bank or other intermediary. Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

By Order of the Board of Directors,

/s/ ISAIAH FIELDS
Isaiah Fields
Corporate Secretary
Scottsdale, Arizona
April 15, 2020
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING VIRTUALLY, PLEASE VOTE ON THE INTERNET, BY TELEPHONE, OR MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY OR VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

AXON ENTERPRISE, INC.
17800 North 85th Street
Scottsdale, Arizona 85255

PROXY STATEMENT FOR 2020 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why am I receiving these proxy materials?
Our Board of Directors (the “Board” or “Board of Directors”) has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the Board of Directors’ solicitation of proxies for use at the Annual Meeting, which will take place virtually at 10:00 a.m. local time on Friday, May 29, 2020. You will be able to attend the Annual Meeting, vote your shares electronically, access the list of shareholders as of the close of business on the Record Date, and submit your questions during the live webcast by visiting www.virtualshareholdermeeting.com/AAXN2020. You will need to have your 16-digit control number included on your Notice, on your proxy card, or in the instructions that accompanied your proxy materials. This proxy statement describes matters on which you, as a shareholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision. This proxy statement is first being made available or sent to shareholders on or about April 15, 2020.
What is included in these materials?
These materials include:

•	This proxy statement for the Annual Meeting; and

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”).
If you received printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to all of our shareholders, we have elected to furnish such materials to shareholders by providing access to these documents over the Internet. Accordingly, on April 15, 2020 we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. Shareholders have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed or electronic set of the proxy materials by following the directions found in the Notice. The Company encourages you to take advantage of

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the availability of the proxy materials on the Internet in order to help reduce the cost and environmental impact of the Annual Meeting.
How can I get electronic access to the proxy materials?
The Notice provides you with instructions regarding how to: (1) view our proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed our proxy materials; (3) request a printed or electronic copy of the proxy materials; and (4) instruct us to send our future proxy materials to you electronically by mail or by email. Copies of the proxy materials are also available for viewing at the investor relations page of the Company’s website at http://investor.axon.com.
What proposals will be voted on at the Annual Meeting and how does the Board of Directors recommend I vote?
Shareholders will vote on the following items at the Annual Meeting:

Proposal	Description	Board Recommendation
No. 1	The election of the three Class B directors of the Company named in this proxy statement for a term of three years, and until their successors are elected and qualified	FOR (all nominees)
No. 2	Advisory vote to approve the compensation of the Company's named executive officers	FOR
No. 3	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2020	FOR
Nos. 4A and 4B
Amendments to the Company's Certificate of Incorporation to remove the super-majority vote requirements and replace with a majority vote requirement
Proposal 4A - Amendment of Article 5
Proposal 4B - Amendment of Article 6
FOR FOR
No. 5	Shareholder proposal to elect each director annually	AGAINST
Shareholders will also vote on the transaction of any other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. To the maximum extent allowed by the SEC’s proxy rules, the proxy holders will vote your shares on such other matters as they determine in their discretion.
Where are the Company’s principal executive offices located and what is the Company’s main telephone number?
The Company’s principal executive offices are located at 17800 North 85th Street, Scottsdale, Arizona 85255. The Company’s main telephone number is (800) 978-2737.
Who may vote at the Annual Meeting?
As of April 3, 2020 (the “Record Date”), there were 59,824,261 shares of the Company’s common stock outstanding. Each share of common stock entitles the holder to one vote on each matter that may properly come before the Annual Meeting. The holders of a majority of the voting power of all shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shareholders are not entitled to cumulative voting in the election of directors. Only shareholders as of the close of business on the Record Date are entitled to receive notice of, to attend, and to vote at the Annual Meeting.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record
If your shares are registered directly in your name with the Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the shareholder of record with respect to those shares, and the Notice or printed

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materials were sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will also receive a printed proxy card.
Beneficial Owner of Shares Held in Street Name
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or the printed proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will also receive a printed vote instruction form.
If I am a shareholder of record of the Company’s shares, how do I vote?
There are multiple ways to vote:
:     Via the Internet. If you received a Notice, you may vote via the Internet:
Before the Meeting: visit http://www.proxyvote.com and enter the control number found in the Notice.
During the Meeting: visit http://www.annualshareholdermeeting.com/AAXN2020 and enter the control number found in the Notice.
(     By telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by calling the toll free number found on the proxy card.
,     By mail. If you received or requested printed copies of the proxy materials by mail, you may vote by filling out the proxy card and returning it in the envelope provided.
If I am a beneficial owner of shares held in street name, how do I vote?
Your bank or broker will send you instructions on how to vote. There are four ways to vote:
:     Via the Internet. If you received a Notice, you may vote via the Internet:
Before the Meeting: visit http://www.proxyvote.com and enter the control number found in the Notice.
During the Meeting: visit http://www.annualshareholdermeeting.com/AAXN2020 and enter the control number found in the Notice.
(     By telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by calling the toll free number found on the vote instruction form.
,     By mail. If you received or requested printed copies of the proxy materials by mail, you may vote by filling out the vote instruction form and returning it in the envelope provided.

To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in street name, you should contact your broker to obtain your 16-digit control number or otherwise vote through your broker. Only stockholders with a valid 16-digit control number, will be able to attend the Annual Meeting and vote, ask questions and access the list of stockholders as of the close of business on the Record Date for the Annual Meeting.
What constitutes a quorum in order to hold and transact business at the Annual Meeting?
Under Delaware law and the Company’s bylaws, the holders of a majority of the voting power of all shares entitled to vote, present in person or represented by proxy, at a meeting constitutes a quorum. Abstentions and broker non-votes will be counted as present to determine whether a quorum has been established. Once a share of the Company’s common

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stock is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournments or postponements. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.
How are proxies voted?
All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.
What happens if I do not give specific voting instructions?
Shareholder of Record If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owner of Shares Held in Street Name If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on such matters with respect to your shares. This is generally referred to as a “broker non-vote.”
Which ballot measures are considered “routine” or “non-routine”?
Proposal No. 3 (ratification of the appointment of Grant Thornton as the Company's independent registered public accounting firm) is considered “routine.” A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with this proposal.
Proposals No. 1, No. 2, Nos. 4A and 4B, and No. 5 (election of directors, advisory vote to approve the compensation of the Company's named executive officers, approval of amendments to the Company's Certificate of Incorporation to remove the super-majority vote requirements and replace with a majority vote requirement, and the shareholder proposal to elect each director annually) are considered “non-routine.” A broker or other nominee cannot vote without specific instructions from the beneficial owner on non-routine matters, and therefore we anticipate there will be broker non-votes in connection with Proposals No. 1, No. 2, Nos. 4A and 4B and No. 5.
Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote during the Annual Meeting by voting again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting virtually and voting during the meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again during the virtual meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Corporate Secretary at 17800 North 85th Street, Scottsdale, Arizona 85255, a written notice of revocation prior to the Annual Meeting.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements; to allow for the tabulation and certification of votes; and to facilitate a successful proxy solicitation.

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What is the voting requirement to approve each of the proposals?
Election of Directors
For Proposal No. 1, under our bylaws, assuming the existence of a quorum at the Annual Meeting, the three nominees for director who receive the affirmative vote of a plurality of all of the votes cast will be elected to the Board of Directors. This means that the three director nominees with the most votes will be elected. Votes to withhold will be counted toward a quorum, but will not affect the outcome of the vote on the election of directors. Broker non-votes will have no effect on the outcome of this proposal if a quorum is present.

Advisory Vote to Approve the Compensation of the Company's Named Executive Officers (“Say-on-Pay”)
For Proposal No. 2, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes of shares of common stock properly cast for or against the proposal in person or by proxy at the Annual Meeting is required for ratification. Broker non-votes and abstentions will have no impact on the outcome of this proposal if a quorum is present.
Ratification of Independent Registered Public Accounting Firm
For Proposal No. 3, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes of shares of common stock properly cast for or against the proposal in person or by proxy at the Annual Meeting is required for ratification. Broker non-votes and abstentions will have no impact on the outcome of this proposal if a quorum is present.
Amendments to the Company's Certificate of Incorporation to Remove Super-Majority Vote Requirements
For Proposal No. 4A, the affirmative vote of the holders of 75% of the outstanding shares of our common stock is necessary to adopt the proposed amendment to Article 5 of our certificate of incorporation. Unless otherwise instructed, proxy holders will vote the proxies received by them for this proposal. Broker non-votes and abstentions will have the effect of a vote against this proposal.
For Proposal No. 4B, the affirmative vote of the holders of 66.67% of the outstanding shares of our common stock is necessary to adopt the proposed amendment to Article 6 of our certificate of incorporation. Unless otherwise instructed, proxy holders will vote the proxies received by them for this proposal. Broker non-votes and abstentions will have the effect of a vote against this proposal.
Shareholder Proposal to Elect Each Director Annually
For Proposal No. 5, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes of shares of common stock properly cast for or against the proposal in person or by proxy at the Annual Meeting is required for approval. Broker non-votes and abstentions will have no impact on the outcome of this proposal if a quorum is present.
Who will serve as the inspector of election?
A member of the Company’s internal legal department will serve as the inspector of election.
Where can I find the voting results of the Annual Meeting?
The final voting results will be tallied by the inspector of election and, within four business days after the Annual Meeting, the Company expects to report the final results on Form 8-K with the SEC.
Who is paying for the cost of this proxy solicitation?
The Company will bear the cost of solicitation of proxies for the Annual Meeting. We are soliciting your proxy on behalf of our Board. In addition to the use of mail, proxies may be solicited by personal interview, telephone, facsimile,

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electronically, including e-mail, or otherwise, by our officers, directors and other employees. They will not receive any additional compensation for these activities. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

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GOVERNANCE
THE BOARD OF DIRECTORS
Director Nominations
The Nominating and Corporate Governance Committee (the “NCG Committee”) is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at each annual meeting of shareholders. Nominees may be suggested by directors, members of management, shareholders, or, in some cases, by a third-party firm.
Shareholders who wish the NCG Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing by mail to the Nominating and Corporate Governance Committee, c/o Axon Enterprise, Inc., 17800 North 85th Street, Scottsdale, AZ 85255. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration by the NCG Committee as other suggested nominees.
Qualifications for All Directors
In its assessment of each potential candidate, including those recommended by shareholders, the NCG Committee considers the potential nominee’s demonstrated character, judgment, relevant business, functional and industry experience, and whether they possess a high degree of business, technological, medical or law enforcement acumen, independence, and other such factors the NCG Committee determines are pertinent in light of the current needs of the Board. The NCG Committee also takes into account the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities to the Board of Directors. While the NCG Committee does not have a formal diversity policy, it strives to achieve a well-rounded balance of varying skill sets and backgrounds in the composition of the Board.
The NCG Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Company has not historically paid third parties to identify or assist in identifying or evaluating potential nominees but reserves the right to do so in the future.

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Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board
The Board has identified particular qualifications, attributes, skills and experience that it believes are important to be represented on the Board as a whole in order to advise and contribute to the execution of the Company’s strategic objectives. Each Board member was selected in accordance with the process for the selection and nomination of directors described above. Accordingly, the Board believes that each of the Company’s Board members brings a myriad of attributes that combined benefit the Company and its shareholders. The following table summarizes certain key characteristics of the Company’s business and the associated attributes that have been identified as important to be represented on the Board.

Business Characteristics	Qualifications, Attributes, Skills & Experience
The Company’s business is multifaceted and involves complex financial transactions.	• High level of financial literacy • Relevant CEO, CFO, or treasury experience • Certified Public Accountant, Certified Financial Analyst
The Company’s business requires compliance with a variety of regulatory requirements across a number of countries and relationships with various entities and non-governmental organizations.	• Governmental, legal or political experience
The Company’s TASER product lines utilize Neuro-Muscular Incapacitation from electrical currents as the method to disable a resisting suspect, which inherently involves medical and scientific testing.	• Medical and/or scientific experience
The Company’s primary markets are law enforcement, military and corrections agencies.	• Law enforcement experience • Military experience
The Company’s business includes the innovative fields of cloud computing, software as a service, wearable technology, and other emerging technologies such as artificial intelligence, which involves different point of views and perspectives from its traditional TASER background.
• Emerging technologies experience
The Board’s responsibilities include understanding and overseeing the various risks facing the Company and ensuring that appropriate policies and procedures are in place to effectively manage risk.	• Risk oversight • Management expertise
Director Nominees in 2020
Mark Kroll, Ph.D.
Director since 2003
Class B
Age: 67
Board Committees: Litigation Committee (Chair), Scientific and Medical Committee (Chair)
Other Public Company Boards: Haemonetics Corporation
Dr. Kroll retired in July 2005 from St. Jude Medical, Inc., where he held various executive level positions since 1995, most recently as Senior Vice President and Chief Technology Officer, Cardiac Rhythm Management Division. Dr. Kroll holds a B.S. degree in Mathematics and a M.S. degree and a Ph.D. degree from the Electrical Engineering department of the University of Minnesota and an M.B.A. degree from the University of St. Thomas. Dr. Kroll is also the named inventor of over 350 issued U.S. patents and is a Fellow of the: American College of Cardiology, Heart Rhythm Society, Institute of Electronics and Electrical Engineering ("IEEE"), and the American Institute for Medicine and Biology in Engineering ("AIMBE").

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Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise
Advanced mathematical and scientific education and technology and scientific accomplishments as recognized by “Fellow” designations from IEEE and AIMBE provide a strong scientific background that is beneficial to the Company.

Medical and Scientific Expertise	Scientific accomplishments as recognized by “Fellow” designations from the American College of Cardiology and the Heart Rhythm Society provide invaluable skills and experience to the TASER business.
Risk Oversight & Management	Service on Haemonetic Corporation’s board of directors as well as leadership positions at St. Jude’s Medical, Inc. provides beneficial experience in management and oversight.
Matthew R. McBrady, Ph.D
Director since 2016
Class B
Age: 49
Board Committees: Audit Committee, Compensation Committee, Merger and Acquisition Committee (Chair)
Other Public Company Boards: None

From August 1998 through January 2000, Dr. McBrady served as an international economist with President Clinton’s Council of Economic Advisers and the U.S. Treasury Department. Dr. McBrady subsequently served as a professor of finance at the Wharton School of Business at the University of Pennsylvania (from September 2002 through May 2003) and at the Darden Graduate School of Business Administration at the University of Virginia (from May 2003 through December 2006). Dr. McBrady then worked as an investment professional within the North American Private Equity group at Bain Capital, LLC (from January 2007 through January 2009). Dr. McBrady then joined Silver Creek Capital Management, LLC as Managing Director and Head of Investment Strategy and Risk Management (from January 2009 through January 2014) prior to joining BlackRock, Inc. where he served as Managing Director and Chief Investment Officer of Multi-Strategy Hedge Funds from January 2014 through September 2016. Dr. McBrady holds a B.A. degree in Economics from Harvard University, a M.S. degree in International Economics from Oxford University (U.K.), and a Masters and Ph.D. degree in Business Economics from Harvard University. Dr. McBrady previously served as a director for the Company from January 2001 through June 2014.

Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy
Service as a member of President Clinton’s Council of Economic Advisory and teaching positions at the Harvard Business School, the Wharton School of Business and the Darden Graduate School of Business Administration providing Dr. McBrady valuable financial knowledge and context. Service as Chief Investment Officer for BlackRock and investment strategy and management positions for other investment management firms.

Relevant Political Background	Service as a member of President Clinton’s Council of Economic Advisors giving him insight into government processes.
Patrick W. Smith, Chief Executive Officer
Director since 1993
Class B
Age: 49
Other Public Company Boards: None

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Mr. Smith has served as Chief Executive Officer (“CEO”) and as a director of the Company since 1993. He is also co-founder of the Company. After graduating from Harvard, cum laude, in just three years (class of 1991), Mr. Smith entered directly into the Master of Business Administration program at the University of Chicago. In two years, he completed both a master’s degree in international finance from the University of Leuven in Leuven, Belgium and an M.B.A. degree with honors at the University of Chicago, graduating in the top 5% of his class. After completing graduate school in the summer of 1993, he co-founded Axon Enterprise, Inc. (F.K.A. TASER International, Inc.) in September 1993 with his brother, Thomas P. Smith.

Among other qualifications, Mr. Smith is the founder and visionary of the Company and brings to the Board extensive executive leadership experience in the technology industry, including the management of worldwide operations, sales, service, and support as well as technology innovation as he currently holds 35 patents.
Incumbent Directors in 2020
Michael Garnreiter, Chairman
Director since 2006
Class A
Age: 68
Board Committees: Audit Committee (Chair), Compensation Committee, NCG Committee, Litigation Committee
Other Public Company Boards: Knight-Swift Transportation Holdings, Amtech Systems
Mr. Garnreiter most recently served as Vice President of Finance and Treasurer of Shamrock Foods, a privately-held manufacturer and distributor of foods and food-related products. He retired from this position in December 2015. From January 2010 until August 2012, Mr. Garnreiter was a managing director of Fenix Financial Forensics, a Phoenix-based litigation and financial consulting firm. From April 2002 through June 2006, Mr. Garnreiter was Executive Vice President, Treasurer, and Chief Financial Officer of the Main Street Restaurant Group. Mr. Garnreiter previously served with the international accounting firm, Arthur Andersen, from 1974 through March 2002 with increasing levels of responsibility, culminating as a partner. Mr. Garnreiter holds a B.S. degree in accounting from California State University at Long Beach and is a Certified Public Accountant.
Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy	Certified Public Accountant and former partner at Arthur Andersen. Served on the audit committee for each board he has served in the past.
Risk Oversight & Management	Board Experience for Knight-Swift Transportation Holdings, Amtech Systems, IA Global Inc., and Fenix Financial Forensics gives ample experience relating to public company corporate governance matters.
Hadi Partovi
Director since 2010
Class A
Age: 47
Board Committees: Compensation Committee (Chair), NCG Committee, Merger and Acquisition Committee, Technology Committee
Other Public Company Boards: None

Mr. Partovi is the CEO and co-founder of the non-profit education organization Code.org, and serves as a Director on the board of Convoy. Mr. Partovi is a past or present strategic advisor or early investor at numerous technology companies, including Facebook, Dropbox, Uber, airbnb, SpaceX, and Zappos. From 2009 through 2010, Mr. Partovi was Senior Vice President of Technology for MySpace (via acquisition) and from 2006 through 2009 he was President and Co-Founder of ILIKE, Inc. which was acquired by MySpace in 2009. From 2002 through 2005, Mr. Partovi was

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General Manager, Microsoft MSN Entertainment and MSN.com and from 1999 through 2001, he was Co-Founder and VP of Product and Professional Services for TELLME Networks, Inc. From 1994 through 1999, he was Program Manager for Microsoft Internet Explorer. Mr. Partovi holds B.A. and M.S. degrees in Computer Science, summa cum laude, from Harvard University.

Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise	Experience as an investor in technology companies provides Mr. Partovi with invaluable insight into software and Internet-related business development initiatives.
Risk Oversight & Management	Experience as an advisor to multiple start-up companies provides Mr. Partovi experience in the unique challenges facing companies pursuing new technology.
Vice Admiral (Retired) Richard H. Carmona M.D., M.P.H., F.A.C.S.
Director since 2007
Class C
Age: 70
Board Committees: NCG Committee (Chair), Litigation Committee, Scientific and Medical Committee
Other Public Company Boards: The Clorox Company, The Herbalife Company

Dr. Carmona was sworn in as the 17th Surgeon General of the United States on August 5, 2002 and served the statutory four year term. Prior to being named United States Surgeon General, Dr. Carmona was the chairman of the State of Arizona Southern Regional Emergency Medical System, a professor of surgery, public health and family and community medicine at the University of Arizona, and the Pima County Sheriff's Department surgeon and deputy sheriff. He is currently employed as Chief of Health Innovation of Canyon Ranch Health in Tucson, Arizona and has held that position since October 1, 2006. Dr. Carmona attended Bronx Community College of the City University of New York where he earned his associate of arts degree. Dr. Carmona holds a B.S. degree and medical degree from the University of California, San Francisco. He has also earned a Master’s Degree in Public Health from the University of Arizona.

Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy
As Chief of Heath Innovation at Canyon Ranch, CEO of Canyon Ranch Health, and as a member of other public company boards, Dr. Carmona is able to contribute to the oversight of the Company's financial matters.

Risk Oversight & Management	Service on the Clorox Company and the Herbalife Company boards of directors provides valuable insight into public company corporate governance matters.
Relevant Political Background	Service as the former Surgeon General of the U.S. provides a unique insight into political matters.
Medical and Scientific Expertise	As the Surgeon General of the U.S. as well as Dr. Carmona's extensive career in emergency medical services, provides him a deep understanding of health, safety and medicine.
Law Enforcement/Military Experience	Dr. Carmona is a combat decorated and disabled U.S. Army Special Forces Veteran and a highly decorated police officer, giving him unusual insight into our diverse customer base.
Julie Cullivan
Director since 2017
Class C
Age: 54
Board Committees: Audit Committee, Information Security Committee (Chair)
Other Public Company Boards: None.

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Ms. Cullivan is the SVP, Business Operations and CIO at ForeScout Technologies, Inc., a leading Internet of Things (IoT) security company, where she is responsible for leading the cross functional initiatives and information security strategy to support the fast-growing company. Formerly EVP, Business Operations and CIO at FireEye, Inc., Ms. Cullivan was a member of the executive team that set the company’s strategy. With responsibility for both Business Operations and Information Technology, Ms. Cullivan helped scale FireEye from a private company, through its successful IPO, to a global publicly traded company.

Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise
Ms. Cullivan is a recognized leader in the cyber security field and a sought-after speaker on topics including women in security, security as a boardroom imperative, innovation and building high impact teams.

Risk Oversight & Management	Experience as SVP, Business Operations and CIO where Ms. Cullivan leads cross functional initiatives and information security strategy in a high-growth environment.
Caitlin Kalinowski
Director since 2019
Class C
Age: 39
Board Committees: Information Security Committee, Technology Committee (Chair)
Other Public Company Boards: None

Ms. Kalinowski is the Head of VR Hardware for Oculus, the augmented reality/virtual reality division at Facebook. Ms. Kalinowski previously served in a number of hardware design roles at Facebook, Inc., Apple Inc., and OQO. Ms. Kalinowski is also on the strategic board of Lesbians Who Tech & Allies, the largest LGBTQ technical organization in the world. Ms. Kalinowski holds a B.S. in Mechanical Engineering from Stanford University.

Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise
Ms. Kalinowski has extensive experience in established technology organizations such as Facebook and Apple. Ms. Kalinowski led technical teams at Apple and currently heads Oculus VR at Facebook. She has tremendous insight into product design and engineering for technology focused initiatives.

BOARD AND COMMITTEE GOVERNANCE
Role of the Board of Directors
The principal duties of the Board of Directors are to oversee management and evaluate strategy. The fundamental responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interest of the Company and its shareholders. Our governance structure is designed to foster disciplined actions, effective decision-making, and appropriate oversight of both compliance and performance.

Axon’s key governance documents, including our Corporate Governance Guidelines, are available at http://investor.axon.com/governance/documents-and-charters.

Board Leadership Structure
The Company’s governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders. The current leadership structure is anchored by a non-management director as Chairman of the Board. The Board believes this structure

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provides a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors.

•	Chairman of the Board: Michael Garnreiter

•	Chief Executive Officer: Patrick W. Smith
The principal role of the Chairman of the Board is to manage and to provide leadership to the Board of Directors of the Company. The Chairman is accountable to the Board and acts as a direct liaison between the Board and the management of the Company, through the CEO. The Chairman acts as the communicator for Board decisions where appropriate. The separation of the role of the Chairman from that of the CEO is based on the Board's view that the Chairman should be free from any interest and any business or other relationship that could interfere with the Chairman’s judgment, other than interests resulting from Company shareholdings and remuneration.

The Board conducts an annual evaluation of the performance of the Board and each of its standing committees, including peer assessments of each individual director.
Meetings of the Board of Directors
During the year ended December 31, 2019, the Board held five meetings. During 2019, each director attended at least 75% of all regular Board and applicable committee meetings.
Committees of the Board of Directors
The following table summarizes the current membership of our standing non-management Board committees, and identifies the chairman of each committee and the number of committee meetings held in fiscal 2019:

	Audit Committee	Compensation Committee	NCG Committee	Litigation Committee	Merger and Acquisition Committee	Scientific and Medical Committee	Technology Committee	Information Security Committee
# Meetings	4	3	1	1	—	1	—	—
Director
Richard Carmona			*	X		X
Julie Cullivan	X							*
Michael Garnreiter	*	X	X	X
Caitlin Kalinowski							*	X
Mark Kroll				*		*
Matthew McBrady	X	X			*
Hadi Partovi		*	X		X		X
  X = Member
* = Chair
The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), exercises sole authority with respect to the selection of the Company’s independent registered public accounting firm and the terms of its engagement; reviews the policies and procedures of the Company and management with respect to maintaining the Company’s books and records; reviews with the independent registered public accounting firm, upon the completion of its audit, the results of the auditing engagement and any other recommendations the independent registered public accounting firm may have with respect to the Company’s financial, accounting or auditing systems; and reviews with the independent registered public accounting firm, upon the completion of its quarterly review of the Company’s financial statements, the results of the quarterly review and any other recommendations the independent registered public accounting firm may have in connection with such quarterly reviews. The Report of the Audit Committee for the year ended December 31, 2019 is included in this proxy statement.

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The Compensation Committee determines salaries, stock and bonus awards and considers employment agreements for appointed officers of the Company, and prepares reports on these matters; considers and reviews grants of options and other equity awards under the Company’s compensations plans and administers such plans; and considers matters of director compensation, benefits and other forms of remuneration. The Compensation Committee Report for the year ended December 31, 2019 is included in this proxy statement. See “Compensation Discussion and Analysis” for more information regarding the Compensation Committee.

The NCG Committee is charged with identifying qualified candidates for nomination for election to the Board and nominating such candidates for election; and reviewing and making recommendation to the Board concerning the composition and size of the Board and its committees. The Committee also monitors the process to assess the Board’s effectiveness and is primarily responsible for oversight of corporate governance, and to develop and update our Corporate Governance Principles.
The Litigation Committee is responsible for reviewing and approving the settlement of certain litigation matters against the Company or its officers and directors to ensure the settlement is fair, reasonable and in the best interests of the Company’s shareholders. No member of the Litigation Committee was a named party in any pending litigation involving the Company.
The Merger and Acquisition Committee serves to focus on issues related to any proposed merger and acquisition activity or plans identified by the Company's management.
The Scientific and Medical Committee aims to create board linkage with the Company's Scientific and Medical Advisory Board which provides important feedback directly to the Company's management about scientific, medical and electrophysiology issues related to the Company's TASER products.
The Technology Committee was established to stay abreast of new technology and the impact of new technology on the Company's products and strategy.
The Information Security Committee was established to ensure that members of the Board of Directors actively understand information security protections and associated risks. The Information Security Committee engages in key decisions to help set the direction for the Company's information security strategy, as well as understand and prioritize information security capabilities and associated risk remediation.
The Audit Committee, Compensation Committee, NCG Committee, and Litigation Committee have each adopted charters that govern their respective authority, responsibilities and operation. The charters of these committees are available on our website at http://investor.axon.com/governance/documents-and-charters.
Audit Committee Financial Experts
The Board of Directors determined that Mr. Garnreiter and Dr. McBrady, independent directors of the Company, are audit committee financial experts within the meaning of that term under applicable rules promulgated by the SEC. Information about the past business and educational experience of Mr. Garnreiter and Dr. McBrady are included in this proxy statement under the heading “Governance--The Board of Directors.” The Board has also determined that each current member of the Audit Committee is financially literate and that Mr. Garnreiter and Dr. McBrady satisfy the financial sophistication requirements under the current listing standards of NASDAQ.
Director Independence
As of the date of this proxy statement, based upon the information submitted by each of its directors, the Board has made a determination that a majority of our current Board is independent as that term is defined by NASDAQ listing standards and that all of the members of our Board committees also meet any additional specific independence standards applicable to any committee on which such director serves, including the more stringent audit committee and compensation committee independence committee criteria. The Company has determined that all Board members, other than Patrick W. Smith and Dr. Mark Kroll, are independent under applicable NASDAQ and SEC rules. Each of our

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directors other than Mr. Smith and Dr. Kroll is also a “non-employee director” (within the meaning of Rule 16b-3 under the Exchange Act) and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and related Treasury Regulations. The Board also had determined that Bret Taylor, who resigned from the Board of Directors in June 2019, was independent while he served on the Board.
Patrick W. Smith is not independent because he is an executive officer of the Company. Dr. Mark Kroll is not independent because he provides medical advisory and consulting services to the Company (see “Certain Relationships and Related Transactions – Consulting Services”).
Board of Directors' Role in Risk Oversight
The Company’s risk management process is intended to ensure that risks are taken knowingly and purposefully. As such, the Company’s executive management keeps the Board apprised by presenting results of the process to identify, assess, prioritize and address strategic, financial, operating, business, compliance, litigation, regulatory, safety, reputational and other risks to the Company. Executive management meets with the Board on a quarterly basis to address high priority risks and on an as-needed basis to evaluate and monitor emerging risks.
Code of Ethics
The Company has adopted a Code of Ethics which is applicable to all employees, directors and consultants of the Company. A copy of the Company’s Code of Ethics is published and available on the investors portion of Company’s website at http://investor.axon.com/governance/documents-and-charters. The Company intends to disclose any future amendments or waivers to the Code of Ethics on the Company’s website within four business days following the date of such amendment or waiver, unless required by NASDAQ rules to disclose such event on Form 8-K.
Director Attendance at Annual Meetings of Shareholders
Directors are encouraged by the Company to attend each annual meeting of shareholders if their schedules permit. All of our directors attended the 2019 Annual Meeting of Shareholders.
Shareholder Communications with Directors
Shareholders may communicate with members of the Board by mail addressed to the Chairman, or any other individual member of the Board, to the full Board, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at 17800 North 85th Street, Scottsdale, AZ 85255. In general, any shareholder communication about bona fide issues concerning the Company delivered to the Secretary for forwarding to the Board of specified member or members will be forwarded in accordance with the shareholder's instructions.
DIRECTOR COMPENSATION
Members of the Board who are employees of the Company are not separately compensated for serving on the Board. Board compensation is reviewed periodically by the Company's Compensation Committee. In March of 2017, the Company retained Compensia Inc. ("Compensia") to assist the Compensation Committee with reviewing peer group data and updating the Company's Board compensation. As a result of this analysis, the Compensation Committee approved updated compensation plans bringing the Company's total Board compensation levels in line with the median level of its peer group. Non-employee directors of the Company are paid $9,000 per quarter and are eligible to receive annual grants of restricted stock units (“RSUs”) of the Company’s stock with a grant date fair value equal to approximately $160,000 vesting in equal annual installments over three years. New Board members are eligible to receive an initial grant of RSUs with a grant date fair value equal to approximately $160,000 in their first year of service vesting in equal annual installments over three years. The Chairman of the Board receives an additional $5,000 in cash per quarter and an annual grant of RSUs with a grant date fair value equal to $20,000 vesting over one year. Board members that provide any special Board advisory consultations in their official capacity as a Board member (other than Board and committee meetings) are paid compensation at the rate of $2,500 per day or $1,250 per half day, with no pay for travel days. All directors are reimbursed for reasonable expense incurred in connection with their attendance at meetings.

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In addition, board members serving on committees in either the chair or member capacity earn extra fees as summarized in the following table:

Committee	Quarterly Chair Fee	Quarterly Member Fee
Audit	$5,000	$2,500
Compensation	2,500	1,500
NCG	2,250	1,250
Litigation	1,500	750
Merger and Acquisition	2,500	1,500
Science and Medical	6,000	2,500
Technology	2,500	1,500
Information Security Committee	2,500	1,500
The annual RSU awards are typically granted on the date of the Company’s annual shareholder’s meeting. Directors have the option of deferring all or a portion of their cash compensation into a non-qualified deferred compensation plan.
The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Richard H. Carmona	$58,000	$160,005	$—	$218,005
Julie Cullivan	46,000	160,005	—	206,005
Michael Garnreiter (3)	90,000	201,542	—	291,542
Caitlin E. Kalinowski	13,500	160,020	—	173,520
Mark W. Kroll (4)	66,000	160,005	81,838	307,843
Matthew McBrady	62,000	160,005	—	222,005
Hadi Partovi	63,000	160,005	—	223,005
Bret Taylor (5)	26,000	160,005	—	186,005

(1)
Amounts in this column represent the aggregate grant date fair value of RSUs, computed in accordance with stock-based compensation accounting rules (ASC Topic 718). The fair value of each RSU is the closing price of our common stock on the date of grant. Each non-employee director, with the exception of Ms. Kalinowski, received an award of 2,396 RSUs on May 31, 2019. The awards vest in three equal installments on May 31, 2020, 2021 and 2022. Ms. Kalinowski received an award of 2,625 RSUs on August 26, 2019, which vest in three equal installments on August 26, 2020, 2021, and 2022. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in the calculations of the grant date fair value for stock awards are included in Note 1 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2019.

The following table shows equity-based awards granted in 2019, as well as the aggregate number of outstanding RSUs and options outstanding as of December 31, 2019. Prior to 2012, when the Company transitioned to the use of restricted stock units, non-employee directors received grants of options to acquire common stock under certain of the Company’s stock compensation plans.

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	2019 Stock-based Awards			As of December 31, 2019
Name	Restricted Stock Units Granted	Grant Date	Approximate Grant Date Fair Value ($)	Aggregate Restricted Stock Units Outstanding	Aggregate Options Outstanding
Richard H. Carmona	2,396	5/31/2019	$160,005	6,249	45,067
Julie Cullivan	2,396	5/31/2019	160,005	6,215	—
Michael Garnreiter	3,018	Various (3)	201,542	6,549	—
Caitlin E. Kalinowski	2,625	8/26/2019	160,020	2,625	—
Mark W. Kroll	2,396	5/31/2019	160,005	6,249	—
Matthew McBrady	2,396	5/31/2019	160,005	7,327	—
Hadi Partovi	2,396	5/31/2019	160,005	6,249	—
Bret Taylor	2,396	5/31/2019	160,005	—	—

(2)	Other compensation for Dr. Kroll represents fees for consulting services provided. See “Certain Relationships and Related Transactions – Consulting Services” below.

(3)
Pursuant to his service as Chairman of the Board, on May 31, 2019, Mr. Garnreiter received a grant of 300 shares which vest one year from the award date. Mr. Garnreiter also received an additional grant of 322 shares which vested upon grant on May 31, 2019 in recognition of his service as Chairman of the Board for 2018.

(4)
Non-employee directors have the option of participating in the non-qualified deferred compensation plan through which participants may elect to postpone the receipt and taxation of a portion of their compensation. All gains or losses are allocated fully to plan participants and the Company does not guarantee a rate of return on deferred balances. The Company does not make discretionary payments to the plan. There were no above-market returns for participants in the plan. Dr. Kroll participates in the Company's deferred compensation plan, and elected to defer $66,000 of earned compensation into the plan during the year ended December 31, 2019.

(5)	Mr. Taylor served as a Director until June 14, 2019.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company reviews all relationships and transactions in which we and our directors, executive officers or their immediate family members are participants, to determine whether such persons have a direct or indirect material interest. Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related party are disclosed in our proxy statement. In addition, pursuant to the Audit Committee Charter, the Audit Committee, or a committee of independent directors duly appointed by the Board, reviews, approves, or ratifies related party transactions in accordance with NASDAQ rules. The Audit Committee is authorized to consult with independent legal counsel at the Company’s expense in determining whether to approve any such transaction.
Consulting Services

The Company engages Dr. Mark Kroll, a member of the Board of Directors, to provide consulting services. The expenses related to these services, excluding travel related reimbursements, were approximately $0.1 million for the year ended December 31, 2019. At December 31, 2019, the Company had no accrued liabilities related to these services.
Software Services
The Company subscribes to a mobile collaboration software suite from Quip, a company that was co-founded and managed by Bret Taylor, a former member of our Board of Directors. Mr. Taylor resigned from the Board of Directors in June 2019. In April 2016, Quip was acquired by Salesforce.com, and subsequent to the acquisition, the Company

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continued to consider Quip a related party. In November 2017, Mr. Taylor was appointed to President and Chief Product Officer of Salesforce.com. The Company now considers the consolidated Salesforce.com entity to be a related party. The cost to subscribe to various cloud-based hosting arrangements from Salesforce.com and Quip was $1.9 million for the year ended December 31, 2019, and the Company had a negligible amount of accrued liabilities due to Salesforce.com as of December 31, 2019. The Board of Directors considered the transactions between Axon and Salesforce.com and Quip in evaluating the independence of Mr. Taylor and determined these transactions did not impair Mr. Taylor's independence.
Transactions related to "The End of Killing" by CEO Patrick W. Smith
In 2019, the Company's CEO, Patrick W. Smith, published a book titled "The End of Killing." The book is meant to provide thought leadership on how to build a safer society, and promotes the use of less-lethal technology. The concepts outlined in the book, which promote the use of less lethal technology, are intertwined with the Company's business and mission.
Axon has used this book in a limited capacity to strengthen its relationships with customers, investors, and lawmakers. The total amount paid by the Company during 2019 in connection with Mr. Smith's book was less than $50,000.
The activities included the purchase of approximately 3,700 copies of the book at production cost, which were provided to customers, potential customers, employees, investors, and select members of Congress. Mr. Smith earned no royalties on the books purchased by the Company. The Company also paid for some shipping costs related to the books. The Company paid for the cost of website design and maintenance, and for the domain names for websites related to the book, as well as certain other promotional activities. Finally, the Company offered discounted or free consumer TASER devices in connection with certain book purchases.
The transactions between the parties are considered a mutual marketing agreement as the promotion of the book benefits the Axon brand, and are not taxable compensation for Mr. Smith.

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SHARE OWNERSHIP
OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY
The following table sets forth information, as of March 31, 2020, with respect to beneficial ownership of the Company’s common stock by each current director or nominee for director, by each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K)(the “NEOs”), by all directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding common stock. The Company believes that, except as otherwise described below, each named beneficial owner has sole voting and investment power with respect to the shares listed. As of March 31, 2020, there were no shares currently pledged by any NEO or director.

Name of Beneficial Owner (1)	Shares Owned	Shares Acquirable Within 60 Days (2)	Total Beneficial Ownership	Percent of Class (3)
BlackRock, Inc. (4)	7,735,929	—	7,735,929	12.9%
The Vanguard Group (5)	5,527,463	—	5,527,463	9.2
Wellington Management Group LLP (6)	4,933,527	—	4,933,527	8.2
Baillie Gifford & Co (7)	4,188,918	—	4,188,918	7.0

Patrick W. Smith	662,788	—	662,788	1.1
Hadi Partovi	284,337	2,135	286,472	*
Richard H. Carmona	9,372	47,202	56,574	*
Mark W. Kroll	13,244	2,135	15,379	*
Michael Garnreiter	25,730	2,135	27,865	*
Matthew R. McBrady	6,659	2,135	8,794	*
Julie Cullivan	1,600	—	1,600	*
Caitlin Kalinowski	—	—	—	*

Jawad A. Ahsan	29,567	11,111	40,678	*
Jeffrey C. Kunins	—	—	—	*
Luke S. Larson	40,882	—	40,882	*
Joshua M. Isner	—	—	—	*

All directors and executive officers as a group (12 persons)	1,074,179	66,853	1,141,032	1.9%
* Less than 1%

(1)	Except as noted in Notes 4, 5, 6, and 7 below, the address of each of the persons listed is c/o Axon Enterprise, Inc., 17800 North 85th Street, Scottsdale, AZ 85255.

(2)
Reflects the number of shares that could be purchased by exercise of options exercisable at March 31, 2020, or options or restricted stock units vesting within 60 days thereafter under the Company’s stock incentive plans.

(3)
Based on 59,811,768 shares outstanding as of March 31, 2020. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group has the right to acquire within 60 days of March 31, 2020, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(4)
Represents shares of the Company's common stock beneficially owned as of December 31, 2019, based on the Schedule 13G/A filed on February 4, 2020 by BlackRock, Inc. In such filing, BlackRock, Inc. lists its address

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as 55 East 52nd Street, New York, New York 10055, and indicates it has sole voting power with respect to 7,632,665 shares of the Company's common stock, shared voting power with respect to no shares of the Company's common stock, sole dispositive power with respect to 7,735,929 shares of the Company's common stock, and shared dispositive power with respect to no shares of the Company's common stock.

(5)
Represents shares of the Company's common stock beneficially owned as of December 31, 2019, based on the Schedule 13G/A filed on February 12, 2020 by The Vanguard Group. In such filing, The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355, and indicates it has sole voting power with respect to 122,659 shares of the Company's common stock, shared voting power with respect to 10,630 shares of the Company's common stock, sole dispositive power with respect to 5,401,451 shares of the Company's common stock, and shared dispositive power with respect to 126,012 shares of the Company's common stock.

(6)
Represents shares of the Company's common stock beneficially owned as of December 31, 2019, based on the Schedule 13G/A filed on January 28, 2020 by Wellington Management Group LLP ("WGM"), Wellington Group Holdings LLP ("WGH"), Wellington Investment Advisors Holdings LLP ("WIAH"), and Wellington Management Company LLP ("WMC"). The business address listed for these filers is 280 Congress Street, Boston, MA 02210. In such filing, WGM, WGH, and WIAH reported sole voting power with respect to no shares of the Company's common stock, shared voting power with respect to 4,405,976 shares of the Company's common stock, sole dispositive power with respect to no shares of the Company's common stock, and shared dispositive power with respect to 4,933,527 shares of the Company's common stock. WMC reported sole voting power with respect to no shares of the Company's common stock, shared voting power with respect to 4,385,702 shares of the Company's common stock, sole dispositive power with respect to no shares of the Company's common stock, and shared dispositive power with respect to 4,857,872 shares of the Company's common stock.

(7)
Represents shares of the Company's common stock beneficially owned as of December 31, 2019, based on the Schedule 13G/A filed on February 3, 2020 by Baillie Gifford & Co. In such filing, Baillie Gifford & Co lists its address as Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom, and indicates it has sole voting power with respect to 3,688,267 shares of the Company's common stock, shared voting power with respect to no shares of the Company's common stock, sole dispositive power with respect to 4,188,918 shares of the Company's common stock, and shared dispositive power with respect to no shares of the Company's common stock.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10 percent beneficial owners are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on a review of the copies of Section 16(a) reports furnished to the Company and written representations from certain reporting persons that no other reports were required, to the Company’s knowledge, such persons complied with all of the Section 16(a) filing requirements applicable to them in 2019, except as follows: Joshua M. Isner filed two late Form 4s (one reporting one transaction and one reporting two transactions), Luke S. Larson filed two late Form 4s (one reporting one transaction and one reporting three transactions), and Patrick W. Smith filed three late Form 4s (one reporting one transaction, one reporting two transactions, and one reporting three transactions).
EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS
See “Governance--The Board of Directors” for biographical information for Patrick W. Smith, who is also our CEO.

Luke S. Larson
Title: President
Joined Axon in 2008
Age: 39

Mr. Larson serves as Axon’s President. Mr. Larson is responsible for day to day operations and execution for all aspects of the Company’s business. Mr. Larson joined Axon in June of 2008 and has served in a variety of executive and management roles including director of video products, product manager and product development manager. Prior to joining Axon, Mr. Larson served as a Marine Corps infantry officer. Mr. Larson graduated from University of Arizona with honors where he was an NROTC Scholarship recipient. He also received an MBA in International Business from Thunderbird School of Global Management.
Jawad A. Ahsan
Title: Chief Financial Officer
Joined Axon in 2017
Age: 40

Mr. Ahsan joined Axon in 2017 and is responsible for leading the company's global finance, corporate strategy, legal and IT organizations, as well as Axon’s consumer-facing business. Prior to Axon, Mr. Ahsan was CFO for Market Track, private-equity backed SaaS company that he helped guide to an exit to Vista Equity. He spent 13 years in various roles at GE, most notably serving as CFO for GE Healthcare’s electronic health record and enterprise software solutions. Mr. Ahsan gained substantial international experience while at GE, working across more than 20 countries in several industries including healthcare, aviation, financial services, and film & entertainment. Mr. Ahsan is a graduate of GE's Corporate Audit Staff and Financial Management leadership development programs. He earned his MBA from the MIT Sloan School of Management and a BA in Economics from the College of the Holy Cross.
Joshua M. Isner
Title: Chief Revenue Officer
Joined Axon in 2009
Age: 34

Mr. Isner came to Axon in 2009 as a member of our Leadership Development Program. After rotating through several departments in the Company, he eventually helmed our domestic video and cloud sales team, which he led to a record year in 2014. Mr. Isner now oversees our entire sales organization. Mr. Isner was previously the Director of Leadership Development, Northeast Regional Sales Executive, VP of Video and Cloud Sales, and EVP of Global Sales at Axon. Mr. Isner has a B.S. in Government & Political Science from Harvard University.
Jeffrey C. Kunins
Title: Chief Product Officer and Executive Vice President of Software
Joined Axon in 2019
Age: 45

Mr. Kunins joined the Company in September 2019. Most recently, he served as Vice President of Alexa Entertainment at Amazon from February 2018 until joining Axon. Mr. Kunins served as the Vice President of Kindle at Amazon from March 2014 to February 2018. Prior to Amazon, Mr. Kunins served as General Manager (GM) of Product and Design at Skype, GM of Windows Live Messenger at Microsoft, and VP of Product at TELLME Networks, Inc. Mr. Kunins has a B.S. in Information & Decision Systems from Carnegie Mellon University.

Each executive officer serves at the discretion of our Board of Directors and no officer is subject to an agreement that requires the officer to serve the Company for a specified number of years. We have entered into employment-related agreements with each of the executive officers listed above. These agreements require notice of termination by the Company in certain situations that are described in further detail in this proxy statement under the heading “Compensation Discussion and Analysis--Employment Agreements and Other Arrangements.”
COMPENSATION DISCUSSION AND ANALYSIS
The purpose of this Compensation Discussion and Analysis is to provide material information about our compensation objectives and policies and to explain and provide context for the material elements of the disclosure which follows in this proxy statement with respect to the compensation of our named executive officers (“NEOs”).

Fiscal 2019 Company Highlights and Compensation Overview
Our financial and business highlights for fiscal 2019 include the following:

•	Full year revenue of $531 million, up 26% compared to fiscal 2018.

•	Axon Cloud revenue of $130 million, up 41% compared to fiscal 2018.

•	71% of full-year revenue was in recurring contracts, up from 55% in 2018.

•	We launched Axon Body 3, our latest generation body camera.

As described in more detail below and in the compensation tables that follow this Compensation Discussion and Analysis, our compensation structure applicable to our named executive officers did change significantly during 2019, with the exception of compensation for Mr. Smith, our CEO.
Our Compensation Philosophy
The Compensation Committee (in this section, the “Committee”) is in place to address matters relating to the fair and competitive compensation of our NEOs and non-employee directors, together with matters relating to our other benefit plans. The Committee believes that executive compensation should be aligned with the values, objectives and financial performance of the Company.
Objectives of NEO compensation include:

•	Attract and retain highly qualified individuals who are capable of making significant contributions critical to our long-term success;

•	Promote a performance-oriented environment that encourages Company and individual achievement;

•	Reward NEOs for long-term strategic management and the enhancement of shareholder value;

•	Strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the achievement of specified corporate and personal performance goals; and

•	Align long-term management interests with those of shareholders, including long-term at-risk pay.

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Our Compensation Programs
CEO Performance Award
On May 24, 2018, Axon's shareholders approved the Board of Directors’ grant of non-qualified stock options to purchase 6,365,856 shares of common stock to Patrick W. Smith (the "CEO Performance Award"). The CEO Performance Award consists of 12 vesting tranches with a vesting schedule based entirely on the attainment of both operational goals (performance conditions) and market capitalization goals (market conditions), assuming continued employment either as the CEO or as both Executive Chairman and Chief Product Officer and service through each vesting date. Each of the 12 vesting tranches of the CEO Performance Award have a 10-year contractual term and will vest upon certification by the Board of Directors that both (i) the market capitalization goal for such tranche, which begins at $2.5 billion for the first tranche and increases by increments of $1.0 billion thereafter, and (ii) any one of the following eight operational goals focused on revenue or eight operational goals focused on Adjusted EBITDA have been met for the previous four consecutive fiscal quarters.

Eight Separate Revenue Goals (1) (in thousands)	Eight Separate Adjusted EBITDA (CEO Performance Award) Goals (in thousands)
Goal #1, $710,058	Goal #9, $125,000
Goal #2, $860,058	Goal #10, $155,000
Goal #3, $1,010,058	Goal #11, $175,000
Goal #4, $1,210,058	Goal #12, $190,000
Goal #5, $1,410,058	Goal #13, $200,000
Goal #6, $1,610,058	Goal #14, $210,000
Goal #7, $1,810,058	Goal #15, $220,000
Goal #8, $2,010,058	Goal #16, $230,000
(1) In connection with the business acquisition that was completed during 2018, the revenue goals were adjusted for the acquiree's Target Revenue, as defined in the CEO Performance Award agreement.
As of December 31, 2019, the following operational goals were considered probable of achievement:

•	Total revenue of $710.1 million, $860.1 million, and $1,010.1 million; and

•	Adjusted EBITDA (CEO Performance Award) of $125.0 million, $155.0 million, $175.0 million, $190.0 million, $200.0 million, and $210.0 million.
The first two market capitalization goals have been achieved as of December 31, 2019. However, none of the shares subject to the CEO Performance Award have vested as of the date of this filing as the market capitalization goals and operational goals have not yet been achieved. The number of stock options expected to vest, based on the tranches considered probable of attainment, is approximately 4.8 million shares. The total grant date fair value of the CEO Performance Award, including those tranches not considered probable of attainment as of December 31, 2019, was approximately $246.0 million. The fair value of the options when the CEO Performance Award was approved by our Board and accepted by Mr. Smith in February 2018 was approximately $72.4 million. Due to a significant increase in the price of Axon's common stock between February 2018 and May 2018, when our shareholders approved the CEO Performance Award, the grant date fair value for accounting purposes increased to the amount disclosed in the Summary Compensation Table for 2018.
Mr. Smith’s compensation for 2019 and 2018, following the approval of the CEO Performance Award, consists of an annual base salary consistent with the minimum wage requirements of Arizona law and the CEO Performance Award.

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eXponential Stock Performance Plan
On February 12, 2019, our shareholders approved the 2019 Stock Incentive Plan (the "2019 Plan"), which was adopted by the Board of Directors to reserve a sufficient number of shares to facilitate our eXponential Stock Performance Plan (“XSPP”) and grants of eXponential Stock Units ("XSUs") under the plan. There were five main reasons why the Board recommended that shareholders approve the 2019 Plan. The XSPP and equity incentive awards under the 2019 Plan:

1.	Substitute short-term guaranteed share-based compensation and cash compensation for long-term, performance-vesting share-based compensation to deliver market competitive total pay,

2.	Align the entire Company around clearly defined market cap, revenue and Adjusted EBITDA performance goals through a broad-based plan that is offered to every employee,

3.	Strengthen Axon’s ability to retain and recruit top technical talent,

4.	Further align the interests of employees with those of the Company’s other shareholders, and

5.	Incorporated shareholder feedback and input on plan design.
Pursuant to the XSPP, all eligible full-time U.S. employees were granted an award of 60 XSUs in January 2019, and certain employees had the opportunity to elect to receive a percentage of the value of their target compensation over a nine year period from 2019 to 2027 in the form of additional XSUs. For employees who elected to receive XSUs, the XSU grants were made as an up front, lump sum grant in January 2019, and are intended to replace that portion of the target compensation they elected to receive in the form of XSUs for the next nine years. Accordingly, their annual go forward target compensation will be reduced until 2027 by the amount of such compensation that the employees elected to receive in the form of the January 2019 XSU grants.

Other than Mr. Smith, each of the NEOs received an XSU grant with a target value of $1,000,000 prior to the 3x risk and 9x time multipliers. The number of shares granted was based on the closing stock price on the respective grant dates. Messrs. Ahsan, Isner, and Larson each received an XSU grant of 598,537 shares on January 2, 2019. Mr. Kunins received an XSU grant of 432,000 shares on September 23, 2019. There were no PSUs granted to the named executive officers for fiscal 2019 as XSUs are intended to generally replace shorter-term PSUs.

The market capitalization and operational goals are identical to the CEO Performance Award, except for the number of shares that are used to calculate the market capitalization goals if shares outstanding exceed the XSU Maximum. Additionally, because the grant date is different than that of the CEO Performance Award, the measurement period for market capitalization is not identical.

The XSUs are grants of restricted stock units, each with a term of approximately nine years, that vest in 12 equal tranches. Each of the 12 tranches will vest upon certification by the Compensation Committee of the Board of Directors that both (i) the market capitalization goal for such tranche, which begins at $2.5 billion for the first tranche and increases by increments of $1.0 billion thereafter, and (ii) any one of eight operational goals focused on revenue or eight operational goals focused on Adjusted EBITDA have been met for the previous four consecutive fiscal quarters.

The XSPP contains an anti-dilution provision, which is used to calculate a maximum number of shares outstanding for purposes of determining achievement of the market capitalization goals whereby the maximum number of shares used to calculate the market capitalization goal is calculated by organically growing the current number of shares outstanding by 3% per year (the "XSU Maximum"). Any shares of Stock issued to Patrick W. Smith upon the exercise of the stock options granted to Mr. Smith under the CEO Performance Award shall increase the XSU Maximum. The XSU Maximum shall also be adjusted for acquisitions, spin-offs or other changes in the number of outstanding shares of common stock, if such changes have a corresponding adjustment on the market capitalization goals.

Axon’s shareholder outreach prior to introducing the XSPP included speaking with portfolio managers, analysts and corporate governance representatives at institutions that were among the highest percentage holders of Axon common stock for the purpose of gathering input and understanding best practices and shareholder preferences regarding share-based compensation plans. Shareholders tended to favor broad-based employee-wide plans over highly concentrated

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plans among senior management, and favor using performance-based share-based compensation, rather than cash, in delivering market-competitive total pay. Axon addressed shareholders’ dilution concerns by adopting into the XSPP a dilution guardrail of 3% annual share count growth, calculated on a daily basis, which removes any management incentive to dilute the share count to achieve the market cap goals. We credit our shareholder outreach efforts in helping us to design an employee-wide share-based compensation plan that drives alignment among shareholders, senior management and every employee.
Other Executive Compensation
We utilize various non-cash compensation programs, in addition to traditional cash-based compensation methods. Specifically, we have utilized stock-based awards.
The principal components of compensation in 2019 and 2020 for our NEOs (other than the CEO) consist of the following:

•	Annual salary;

•	Annual performance-based cash incentive plans, comprised of:

•	Commissions on bookings growth for 2019 and on revenue growth for 2020 for our Chief Revenue Officer; and

•
Payouts under the 2019 annual cash incentive plan based on the achievement of annual financial goals, including goals related to: total booked contract value; adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"); product goals related to Axon Body 3, Axon Records, and TASER 7; increase in net promoter score; increase in customer engagement on Axon network; and top 1200 customer churn;

•	Long-term equity compensation in the form of service-based restricted stock units (“RSUs”) awarded pursuant to the 2018 and 2019 Stock Incentive Plans; and

•	Long-term equity compensation in the form of XSUs subject to certain milestone vesting periods.
Any decision to materially increase compensation is based upon the objectives listed above, taking into account all forms of compensation, as well as based upon individual achievement of performance goals. These goals include revenue and earnings targets as well as specific operational goals. Decisions regarding the CEO’s compensation are made by the Committee and reflect the same considerations used for the other NEOs. The Board has not adopted any clawback policies, but adopted stock ownership guidelines in December 2018.
Stock Ownership Guidelines

We adopted stock ownership guidelines for our named executive officers and Board members in December 2018.  The stock ownership guidelines state that non-employee directors hold at least 8,000 shares of Company stock and that named executive officers own at least 50,000 shares of the Company’s stock. For purposes of these guidelines, stock ownership includes shares for which the executive or director has direct or indirect ownership or control, including Axon common stock plus vested and unvested Axon stock options and RSUs, including unvested performance-based RSUs and XSUs. Executives and directors are expected to meet their ownership guidelines once they have received enough grants to add up to the required minimum.
Processes and Procedures for Considering and Determining Executive Compensation
The Committee assists the Board of Directors in addressing matters relating to the fair and competitive compensation of our NEOs and non-employee directors, together with matters relating to our other benefit plans. The Committee is currently composed of three independent directors: Hadi Partovi (Chair), Matthew McBrady, and Michael Garnreiter. The Committee makes the sole decision regarding compensation for the Chief Executive Officer and each NEO.
The Committee met three times in 2019. All Committee members were present for each meeting.

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One member of management, Patrick W. Smith, CEO, attended portions of the meetings. The agendas for these meetings were determined by the Committee members prior to the meetings. The Committee generally receives and reviews materials in advance of each meeting. Depending on the agenda for the particular meeting, materials may include:

•	Financial reports;

•	Reports on levels of achievement of corporate performance objectives;

•
Schedules setting forth the total compensation of the NEOs, including base salary, cash incentives, equity awards, perquisites and other compensation and any potential amounts payable to the NEOs pursuant to employment, severance and change of control agreements;

•	Summaries which show the NEOs’ total accumulated stock awards and stock option holdings;

•	Information regarding compensation paid by comparable companies identified in executive compensation surveys; and

•	Reports from consultants to the Committee.
The Committee’s primarily responsibilities are to:

•
Review and approve corporate goals and objectives relevant to the compensation of NEOs, evaluate the performance of the NEOs in light of these goals and objectives and determine and approve the compensation level of NEOs based on that evaluation;

•
Evaluate and establish the incentive components of the CEO’s compensation and related bonus awards, taking into account the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, the services rendered by the CEO and the awards given to the CEO in past years;

•	Review and approve the design of the compensation and benefit plans that pertain to the CEO and other NEOs who report directly to the CEO;

•	Administer equity-based plans, including stock incentive plans;

•	Approve the material terms of all employment, severance and change of control agreements for NEOs;

•	Retain compensation consultants and advisors as necessary, or appropriate, on an advisory basis to establish comparator groups, benchmarking and targets for compensation related matters;

•	Recommend to the Board the compensation for Board members, such as retainers, committee fees, chair fees, stock awards and other similar items;

•	Provide oversight regarding the Company’s benefit and other welfare plans, policies and arrangements;

•	Form and delegate authority to subcommittees when appropriate; and

•	Prepare the Compensation Committee report to be included in the Company’s annual proxy statement and Annual Report on Form 10-K filed with the SEC.
The Committee’s charter reflects these responsibilities, and the Committee and the Board periodically review and revise the charter. The full text of the Committee charter is available on our website at http://investor.axon.com/governance/documents-and-charters.
Role of Management and Consultants in Determining Executive Compensation
Our executive management supports the Committee in carrying out its responsibilities by preliminarily outlining compensation levels for NEOs, administering our benefit and other welfare plans and providing data to the Committee for analysis. Annually, compensation is initially proposed by the CEO for each executive (excluding the CEO), consisting of base salary, annual and long-term performance-based compensation and long-term equity compensation, which is then provided to the Committee for review and approval.
Our Committee has sole authority to engage the services of outside consultants and advisors, as it deems necessary or appropriate in the discharge of its duties and responsibilities. The Committee has budgetary authority to authorize and pay for the services of outside consultants and advisors, and such consultants and advisors report directly to the Committee. In 2017 and 2018, the Committee retained compensation consulting firm Compensia, Inc., which provided

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research, data analyses, benchmarking and design expertise in developing and structuring compensation programs for its executives. The Company utilized that information in the design of its 2018 and 2019 executive compensation plans, including the CEO Performance Award and XSPP. In 2018 and 2019, the Company also retained the compensation consulting division of Aon Consulting, Inc. to provide additional data analysis, modeling, and equity design expertise specific to developing and structuring the CEO Performance Award and XSPP.
The Committee also retained Compensia in 2019 for research, data analyses, benchmarking and design expertise in developing and structuring compensation for its new Chief Product Officer role. Compensia provided executive compensation information for Chief Product Officer roles based on its proprietary database for public companies with revenues between $150 million and $950 million and a market capitalization between $900 million and $10 billion.
Peer Comparator Group
The scope of Compensia’s review in 2018 included determining an appropriate comparator group to compare the Company’s executive compensation to, based primarily on the following criteria: Industry and Global Industry Classification code, revenue, and market capitalization. Compensia selected public technology companies with annual sales between $150 million and $950 million, with market capitalization of $900 million to $10 billion.

The Committee has selected the following comparator group when reviewing executive compensation:

2U, Inc.	Ellie Mae, Inc.	Proofpoint, Inc.
8x8, Inc.	Five9 Inc.	Qualys, Inc.
Alarm.com Holdings, Inc.	HubSpot, Inc.	RingCentral Inc.
Benefitfocus, Inc.	MINDBODY Inc.	SPS Commerce Inc.
Box. Inc.	New Relic, Inc.	Twilio Inc.
Carbonite, Inc.	Paycom Software, Inc.	Zendesk Inc.
Cornerstone OnDemand Inc.	Paylocity Holding Corp.	Zuora Inc.

In addition to the comparator group, to supplement the executive compensation information where publicly disclosed information was limited, Compensia provided executive compensation information for the NEOs based on its proprietary database for technology companies, primarily internet and software as a service companies, with revenues between $150 million and $950 million and a market capitalization between $900 million and $10 billion.

The following tables show the composition of each NEO’s total target direct compensation for 2019 and 2020:

2019	Annual Salary		Annual Target Incentive Compensation (1)		Long-term Target Incentive Compensation--XSUs (2)		Long-term Equity Compensation--RSUs (3) (4)		Target Total Direct Compensation
Name	$	% Total	$	% Total	$	% Total	$	% Total	$
Patrick W. Smith	$22,880	100.0%	$—	—%	$—	—%	$—	—%	$22,880
Luke S. Larson	325,000	14.8	300,000	13.6	1,000,000	45.5	575,000	26.1	2,200,000
Jawad A. Ahsan	300,000	14.3	300,000	14.3	1,000,000	47.6	500,000	23.8	2,100,000
Joshua M. Isner	275,000	14.5	500,000	26.3	1,000,000	52.6	125,000	6.6	1,900,000
Jeffrey C. Kunins (5)	300,000	13.6	300,000	13.6	1,000,000	45.5	600,000	27.3	2,200,000

(1)
Presented at target levels. Actual results for 2019 exceeded targets, resulting in payouts under the annual cash incentive plan for Messrs. Larson and Ahsan in the amounts of approximately $301,000 each. Mr. Isner earned commissions in 2019 of approximately $1,267,000. See further discussion following under “Performance-Based Incentive Plans.”

(2)
Represents XSUs granted to Messrs. Larson, Ahsan, and Isner on January 2, 2019 and to Mr. Kunins on September 23, 2019 which are discussed in more detail under “Executive Compensation — Compensation Discussion and Analysis — eXponential Stock Performance Plan". The grants had a target value of $1,000,000 prior to the 3x risk and 9x time multipliers and were granted in lieu of traditional performance-based RSUs.

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After application of these multipliers and estimating the grant date fair value pursuant to ASC 718, the fair value of the awards received was approximately $20.0 million for Messrs. Larson, Ahsan, Isner and $18.3 million for Mr. Kunins.

(3)
Approximate value; actual value of the RSUs is based on the grant-date fair value. Except for Mr. Kunins, these RSUs were awarded on January 2, 2019 and cliff vest on the 3-year anniversary of the award date. The award for Mr. Kunins was granted on September 23, 2019 and will vest in equal amounts on the first, second, and third anniversaries of the grant date, subject to continued service. Mr. Kunins also received two other RSU awards intended as nonrecurring awards, which are not reflected in the table above: 1) 14,400 RSUs which vest two-thirds on the first anniversary and one-third on the second anniversary of the grant date, 2) 9,000 RSUs which vested on February 14, 2020.

(4)	Excludes the value of RSUs awarded in December 2019, which are intended as 2020 compensation awards.

(5)	Mr. Kunins was granted 5,400 shares vesting on February 14, 2020 in lieu of a cash bonus for 2019. Amount presented reflects the target value of his annual incentive compensation.

2020	Annual Salary (1)		Annual Target Incentive Compensation		Long-term Target Incentive Compensation--XSUs (2)		Long-term Equity Compensation--RSUs (3)		Target Total Direct Compensation
Name	$	% Total	$	% Total	$	% Total	$	% Total	$
Patrick W. Smith	$24,960	100.0%	$—	—%	$—	—%	$—	—%	$24,960
Luke S. Larson	350,000	15.5	305,000	13.5	1,000,000	44.3	600,000	26.6	2,255,000
Jawad A. Ahsan	325,000	15.1	330,000	15.3	1,000,000	46.4	500,000	23.2	2,155,000
Joshua M. Isner (4)	325,000	15.9	500,000	24.4	1,000,000	48.8	225,000	11.0	2,050,000
Jeffrey C. Kunins	300,000	18.8	300,000	18.8	1,000,000	62.5	—	—	1,600,000

(1)	Annual salary effective January 1, 2020.

(2)
Represents XSUs granted to Messrs. Larson, Ahsan, and Isner on January 2, 2019 and to Mr. Kunins on September 23, 2019 which are discussed in more detail under “Executive Compensation — Compensation Discussion and Analysis — eXponential Stock Performance Plan". The grants had a target value of $1,000,000 prior to the 3x risk and 9x time multipliers and were granted in 2019 in lieu of traditional performance-based RSUs. For purposes of the Summary Compensation Table, these amounts will not be reported as compensation in 2020 and represent the amount of 2020 target compensation that the executives elected to receive over nine years (2019 to 2027) in the form of XSUs.

(3)
Except for Mr. Kunins, reflects the value of RSUs awarded in December 2019, which are intended as 2020 compensation awards. Mr. Kunins did not receive an RSU award in December 2019 based on his September 2019 start date.

(4)
The annual target incentive compensation for Mr. Isner reflects target commission based on 2020 revenue growth. The Compensation Committee may also issue a discretionary award in consideration of extraordinary performance, which amount is not reflected in the target amount.

Annual Salary
Salaries for NEOs are reviewed annually, as well as at the time of a promotion or other changes in responsibilities. Consistent with our goal for overall compensation, we set salaries at a competitive level to ensure we can attract and retain our executives. There is no set percentile of market that we use and executive salaries vary in their positioning to market depending on facts; such as, tenure with the Company, results of personal, department and corporate performance, complexity and scope of the executive's responsibilities, and the perceived detrimental effects to the Company that may result from such executive’s departure. The base salaries of our NEOs, other than the CEO, were proposed by the CEO, established by the Committee and approved by the independent directors after considering compensation salary trends, overall level of responsibilities, total performance and compensation levels for comparable positions in the market for executive talent based on salary surveys and compensation data from comparator group companies. After considering the above, the Committee increased the base salaries of Messrs. Ahsan, Isner and Larson for 2020.

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Annual Performance-Based Incentive Plans
The objective of the annual incentive payment plan have been to provide executives with a competitive total compensation opportunity, as well as to align executive rewards with company performance.
2019 Structure
The 2019 executive compensation structure included: payments under the annual cash incentive plan, and for Mr. Isner, bookings-based commissions, paid quarterly. Each component was designed to incentivize specific Company business goals.
Payouts under the 2019 annual cash incentive plan were based on the achievement of the following annual financial goals and operational metrics: total booked contract value; Adjusted EBITDA; product goals related to Axon Body 3, Axon Records, and TASER 7; increase in net promoter score; increase in customer engagement on Axon network; and top 1200 customer churn;
The Committee believed the criteria for the annual cash incentive plan were challenging, but achievable.
Sales commissions were earned based upon specific sales targets for each eligible NEO. Because the sales commissions are tied to bookings growth, the Committee did not set a maximum amount that could be paid under the plans for the NEOs.

2019 Performance - Based Cash Incentive Plans Metrics
Metric	Threshold	Target	Maximum	Actual	Weight	Weighted Payout
($ in millions)
Total booked contract value	$725.0	$775.0	$800.0	$872.5	30%	45.0%
Adjusted EBITDA	$80.0	$87.5	$97.5	$87.8	25	25.4
Product goals	0%	100.0%	100.0%	66.7%	30	20.0
Net promoter score	61	61	63	58	5	—
Increase in customer engagement on Axon network	0%	5.0%	10.0%	5.0%	5	5.0
Top 1200 customer retention	99.0%	99.5%	100%	99.5%	5	5.0
Actual attainment/plan payout					100%	100.4%

The 2019 performance-based cash incentive plan metrics were measured and paid after the Company determined its annual earnings for 2019. The total booked contract value, Adjusted EBITDA, and top 1200 customer retention metrics each have a threshold, target and maximum goal with corresponding base payouts of 50%, 100% and 150% of target, respectively. The weighted payout for the 2019 annual cash incentive plan is capped at a 135% payout. The weighted average payout achieved under the 2019 performance-based cash incentive plan was 100.4%.

Payouts under the 2019 annual cash incentive plan for Mr. Isner were based entirely on growth of the Company's bookings. For 2019, approximately $1,267,000 was based on the growth of total 2019 bookings as compared to 2018.
Other Long-Term Performance-Based Equity Compensation
During 2018 and 2019, the Company discontinued its long-term performance-based RSUs grants. Instead, NEOs now participate in the CEO Performance Award (for Mr. Smith) or the XSPP. The CEO Performance Award and XSPP are each an incentive for future performance in the form of a high-risk, high-reward compensation plan, and the value is realizable only if and when each set of market capitalization and operational goals are achieved and the options or shares vest associated with each tranche. The grant is intended to compensate the NEOs over an extended term and will become vested as to all options or shares subject to each grant only if our market capitalization increases to $13.5 billion and twelve operational goals are achieved during the ten year term of the award. If any portion of the awards have not vested by the end of the term of the award, they will be forfeited and the NEO will not realize the related

Axon Enterprise, Inc. | 2020 Proxy Statement | 27

value. As of the date of this filing, no sets of vesting milestones (a market capitalization goal paired with an operational goal) for this grant have been achieved and no shares subject to this grant have vested.
In January 2019, the Company granted XSU grants of 598,537 shares each to Messrs. Ahsan, Isner, and Larson. Mr. Kunins received an XSU grant of 432,000 shares on September 23, 2019. For additional discussion of the CEO Performance Award and the XSPP, see “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — CEO Performance Award” and “— eXponential Stock Performance Plan” above.
Long-Term Service-Based Equity Compensation
The Committee believes that service-based equity compensation with multi-year vesting periods ensures that our NEOs have a continuing stake in our long-term success. As such, for 2019, the Committee granted RSUs on January 2, 2019, which vest at the end of a three-year service period, to align our NEOs interests with those of shareholders, and to motivate our NEOs to make strategic long-term decisions. For 2020, the Committee granted RSUs on December 23, 2019, which vest at the end of a three-year service period.
In determining the total number of RSUs to award to each NEO, the Compensation Committee considered, among other things, the strategic objectives of the Company over the next three years, and the practice of comparator group companies. The following table sets forth the service-based RSU awards made to our continuing NEOs, other than Mr. Kunins, in January 2019 (for 2019) and in December 2019 (for 2020).

	2019 Awards (1)		2020 Awards (2)
Named Executive	Number of Service-based RSUs Awarded	Approximate Grant Date Fair Value	Number of Service-based RSUs Awarded	Approximate Grant Date Fair Value
Patrick W. Smith	—	—	—	—
Luke S. Larson	12,747	575,000	8,306	600,000
Jawad A. Ahsan	11,085	500,000	6,922	500,000
Joshua M. Isner	2,772	125,000	3,115	225,000
Jeffrey C. Kunins (3)	38,400	2,400,000	N/A	N/A
(1) The 2019 awards vest fully on January 2, 2022, other than the award for Mr. Kunins.
(2) The 2020 awards vest fully on December 23, 2022, other than the award for Mr. Kunins.
(3) Mr. Kunins received four RSU awards on September 23, 2019: 1) 14,400 RSUs which vest two-thirds on the first anniversary and one-third on the second anniversary of the grant date, 2) 9,000 RSUs which vested on February 14, 2020, 3) 9,600 RSUs which vest in equal annual amounts on the first, second, and third anniversaries of the grant date, and 4) 5,400 shares which vested on February 14, 2020, which were granted in lieu of a cash bonus for 2019.  Mr. Kunins did not receive an additional grant for 2020.
Employment Agreements and Other Arrangements
In June 2019, the Company entered into revised employment agreements with Jawad A. Ahsan, Luke S. Larson, and Joshua M. Isner pursuant to their continued service. The fundamental terms and provisions of each executive’s agreement are substantially similar to the terms and provisions of each executive’s previously existing executive employment agreement except as follows: under the agreements, (1) the executives are no longer entitled to severance benefits following a resignation for good reason, except following Change in Control [as defined in the Company's 2019 Stock Incentive Plan (or any successor equity incentive plan adopted by the Company in the future)]; (2) following a termination without cause and the terminated executive's execution of a customary release, the terminated executive will be entitled only to continued vesting of unvested time-based restricted stock units (“RSUs”) scheduled to vest during the notice and severance period (one year) versus acceleration of all unvested equity awards; (3) following termination without cause and the terminated executive's execution of the customary release, the terminated executive will be entitled to a full year target annual bonus or full year target annual sales commission for the year in which the termination becomes effective, versus a prorated bonus for the year in which the termination occurs; and (4) following termination without

Axon Enterprise, Inc. | 2020 Proxy Statement | 28

cause and the terminated executive's execution of the customary release, a portion of the terminated executive’s XSUs may be entitled to accelerated vesting. In September 2019, the Company entered into an employment agreement with Jeffrey C. Kunins with the same terms.
Mr. Smith's employment agreement terminated following shareholder approval of the CEO Performance Award on May 24, 2018 and the Company has no further obligations thereunder.
Perquisites and Other Personal Benefits

We have a non-qualified deferred compensation plan for certain executives, key employees and non-employee directors through which participants may elect to postpone the receipt and taxation of a portion of their compensation received from us. The non-qualified deferred compensation plan allows eligible participants to defer up to 80% of their base salary and up to 100% of other types of compensation. The plan also allows for matching and discretionary employer contributions. Employee deferrals are deemed 100% vested upon contribution. Distributions from the plan generally commence upon retirement, death, separation of service, specified date or upon the occurrence of an unforeseeable emergency. Distributions can be paid in a variety of forms from lump sum to installments over a period of years. Participants in the plan are entitled to select from a wide variety of investments available under the plan and are allocated gains or losses based upon the performance of the investments selected by the participant. All gains or losses are allocated fully to plan participants and we do not guarantee a rate of return on deferred balances. Assets related to this plan consist of corporate-owned life insurance contracts and are included in other assets in the consolidated balance sheets. Participants have no rights or claims with respect to any plan assets and any such assets are subject to the claims of our general creditors.
We do not provide our NEOs with other significant perquisites or other benefits, except for Company matching contributions to our defined contribution benefit plans and health care benefits that are widely available to employees. The Committee periodically reviews the levels of perquisites and other benefits that could be provided to the NEOs.
Compensation Deductibility

In general, Section 162(m) of the U.S. tax code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to the executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer, and the next three highly compensated executives of such corporation whose compensation is required to be disclosed in its proxy statement. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Prior to the repeal of Section 162(m)’s performance-based exemption, we in general sought to structure our compensation programs in a manner intended to comply with Section 162(m), although our compensation committee reserved the right to provide compensation (such as base salary and service-based vesting RSUs) if, in its judgment, such payments were necessary to achieve our compensation objectives and in the best interests of the Company and its stockholders. However, despite the compensation committee’s efforts to structure certain compensation elements in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will.

Going forward, the Committee will continue to monitor the impact that the repeal of the performance-based pay exception to Section 162(m) will have on the Company’s compensation programs and contracts.

Axon Enterprise, Inc. | 2020 Proxy Statement | 29

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our 2019 Annual Report on Form 10-K.
.
The Compensation Committee:
Hadi Partovi, Chair
Michael Garnreiter
Matthew McBrady

The foregoing Compensation Committee Report will not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee is, or was during or prior to fiscal 2019, an officer or employee of the Company or any of its subsidiaries. None of the Company’s executive officers serves as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves as a director or member of the Compensation Committee.

Axon Enterprise, Inc. | 2020 Proxy Statement | 30

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Patrick W. Smith	2019	$22,880	(5)	$—		$2,040	$—	$—	$13,609	$38,529
Chief Executive Officer	2018	70,027	(5)	—		—	245,953,429	—	3,254	246,026,710
	2017	350,000		—		3,403,775	—	—	11,900	3,765,675

Luke S. Larson	2019	325,000		50,000	(6)	21,134,307	—	301,146	28,110	21,838,563
President	2018	325,000		—		—	—	191,624	12,604	529,228
	2017	325,000		300,000		2,849,986	—	108,371	14,859	3,598,216

Jawad A. Ahsan	2019	300,000		—		20,959,354	—	301,146	15,000	21,575,500
Chief Financial Officer	2018	300,000		200,000		299,984	—	255,499	1,504	1,056,987
	2017	225,850		70,000		2,400,024	—	121,138	934	2,817,946

Joshua M. Isner	2019	275,000		270,193	(6)	20,309,338	—	1,304,250	231,113	22,389,894
Chief Revenue Officer	2018	275,000		21,000		—	—	1,412,852	20,850	1,729,702
	2017	275,000		—		1,525,007	—	512,038	19,358	2,331,403

Jeffrey C. Kunins	2019	81,923		—		20,742,720	—	—	2,131	20,826,774
Chief Product Officer and EVP of Software

(1)
The amounts in this column reflect the aggregate grant date fair value for RSUs computed in accordance with stock-based accounting rules (ASC Topic 718). Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions included in the calculation of these amounts are included in footnote 1 to our financial statements for the fiscal year ended December 31, 2019 within our Annual Report on Form 10-K filed with the SEC.

On February 12, 2019, our shareholders approved the 2019 Plan, which was adopted by the Board of Directors to reserve a sufficient number of shares to facilitate our XSPP and grants of XSUs under the plan. Pursuant to the XSPP, all eligible full-time U.S. employees were granted an award of 60 XSUs in January 2019, and certain employees had the opportunity to elect to receive a percentage of the value of their target compensation over the following nine years (2019-2027) in the form of additional XSUs. Messrs. Larson, Ahsan, Isner, and Kunins elected to receive XSUs, which XSU grants were made as an up front, lump sum grant in January 2019 (September 2019 for Mr. Kunins), and are intended to replace that portion of the target compensation they elected to receive in the form of XSUs for the subsequent nine years. Accordingly, their go forward target compensation will be reduced until 2027 by the amount of such compensation that the employees elected to receive in the form of the 2019 XSU grants.
All of the XSUs will be vested only if our market capitalization increases to $13.5 billion and twelve operational goals are achieved during the nine year term of the award. 1/12th of the total number of options in the grant will become vested and exercisable each time: (i) Company market capitalization increases by $1 billion above the February 2018 market capitalization of approximately $1.5 billion (to align with the CEO Performance Award); and (ii) one of sixteen operational goals tied to revenue and adjusted EBITDA are attained, subject to continued service to the Company at each such vesting event. If any XSUs have not vested by the end of the nine year term of the award, they will be forfeited and the NEOs will not realize the value of such XSUs. As of the date of this filing, no sets of vesting milestones (a market capitalization goal paired with an operational goal) for this grant have been achieved and no shares subject to this grant have vested. The amounts and timing of compensation realized by the NEOs for the XSPP will differ from the amount reported here pursuant to the requirements for the Summary Compensation Table.

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The grant-date fair value of the 60 XSUs received by Messrs. Smith, Larson, Ahsan and Isner is approximately $2,000. Additional XSUs granted include amounts of $19,957,225 for Messrs. Larson, Ahsan and Isner and $18,342,720 for Mr. Kunins.
Other amounts of $575,017, $500,044 and $125,045 represent RSUs granted to Messrs. Larson, Ahsan and Isner, respectively, on January 2, 2019. Additionally, RSUs were granted on December 23, 2019 intended as 2020 compensation in the amounts of $600,025, $500,045 and $225,028 for Messrs. Larson, Ahsan and Isner, respectively. Mr. Kunins received 4 RSU grants totaling $2,400,000.

(2)
The amount reported as compensation for Mr. Smith in 2018 represents the grant date fair value of options under the CEO Performance Award as computed in accordance with ASC Topic 718. Mr. Smith did not realize this amount in 2018 because vesting of the shares is entirely tied to achieving revenue, EBITDA and market capitalization performance milestones, which are described below. No options will vest simply through the passage of time, and to date, no options have vested.

The fair value of the options when the CEO Performance Award was approved by our Board and accepted by Mr. Smith in February 2018 was approximately $72.4 million. Due to a significant increase in the price of Axon's common stock between February 2018 and May 2018, when our shareholders approved the CEO Performance Award, the grant date fair value for accounting purposes increased to the amount disclosed in this Summary Compensation Table.
The CEO Performance Award granted to Mr. Smith is an incentive for future performance in the form of a high-risk, high-reward compensation plan, and the value is realizable only if and when each set of market capitalization and operational goals are achieved and the options vest associated with each tranche.
The grant is intended to compensate Mr. Smith over a ten year term. The XSPP was aligned to agree all milestones to the CEO Performance Award. See Note 1. The amounts and timing of compensation realized by Mr. Smith for the CEO Performance Award will differ from the amount reported here pursuant to the requirements for the Summary Compensation Table.
See “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — CEO Performance Award” above.

(3)
In 2019, Messrs. Larson and Ahsan, received non-equity incentive compensation as a result of exceeding target metrics around bookings and other operating measures. Their 2019 incentive compensation was provided in the form of cash payouts, which were paid in February 2020. In 2018, all the Company’s NEOs, excluding Messrs. Smith and Isner, received non-equity incentive compensation as a result of exceeding target metrics around bookings and other operating measures. Their 2018 incentive compensation was provided in the form of cash payouts, which were paid in February 2019. In 2017, all the Company’s NEOs, excluding Messrs. Smith and Isner, received non-equity incentive compensation as a result of exceeding target metrics around sales and other operating measures. Their 2017 incentive compensation was provided in the form of cash payouts, of which 15% of targeted amounts were paid in May 2017, August 2017, and November 2017, with the remaining 55% with adjustments made for actual results, paid in February 2018. Amounts for Mr. Isner represent commissions and cash incentives earned upon completion of certain leadership development courses.

(4)
In 2019, approximately $200,000 of Mr. Isner's compensation related to the taxes paid by the Company for a vehicle Mr. Isner received in lieu of a cash bonus. See Note 6 for more information. For the other NEOs, all other compensation consists of matching contributions made to 401(k), contributions to health savings accounts, employer paid life insurance premiums, taxable fringe items and payments made for taxes required to gross-up other earnings.

(5)
The amount paid to Mr. Smith for 2019 is consistent with the minimum wage requirements for Arizona pursuant to the requirements of the CEO Performance Award. The amount paid to Mr. Smith for 2018 represents his existing salary level through February 28, 2018 and the Arizona minimum wage annually thereafter consistent with the requirements of the CEO Performance Award.

(6)
The amount paid to Mr. Isner for 2019 represents a special incentive bonus. In lieu of a cash bonus, Mr. Isner elected to receive a vehicle. The amount paid to Mr. Larson for 2019 represents a one-time discretionary performance bonus.

Axon Enterprise, Inc. | 2020 Proxy Statement | 32

PAY RATIO OF CHIEF EXECUTIVE OFFICER COMPENSATION TO MEDIAN EMPLOYEE COMPENSATION

The Company's compensation practices and programs are designed with the goal of ensuring compensation programs are fair, equitable, globally compliant and are aligned with its business objectives. Our CEO, Patrick W. Smith, has agreed to a compensation arrangement in the CEO Performance Award, which was approved by shareholders in May 2018, that vests based solely on attainment of both market capitalization and internal operational goals. We are providing a ratio of (i) Mr. Smith's 2019 annual total compensation to (ii) the median of the 2019 annual total compensation of all Axon employees other than Mr. Smith, calculated pursuant to the disclosure requirements of the Summary Compensation Table above as if the median compensated employee was a named executive officer. Because of the treatment of the CEO Performance Award as compensation for Mr. Smith in 2018 for purposes of the Summary Compensation Table, there may be a significant disconnect between what is reported as compensation for Mr. Smith in a given year in the Summary Compensation Table and the value actually realized as compensation in that year or over a period of time. See “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — CEO Performance Award” above.

Mr. Smith’s annual total compensation, as reported in the Summary Compensation Table, for 2019 was $38,529, and the median 2019 annual total compensation of all other employees was $106,636. Consequently, the applicable ratio of such amounts for 2019 was 0.36:1.

Our methodology for identifying the median of the 2019 annual total compensation for each of our employees other than Mr. Smith was as follows:

•
We determined that as of December 31, 2019, Axon and all of our subsidiaries had 1,340 qualifying individuals (full-time, part-time and temporary employees other than Mr. Smith), of which 13% were based outside of the U.S. and 18% were production line employees.

•	We did not include in the population of qualifying individuals any employees of staffing agencies whose compensation is determined by such agencies.

•
We applied the requirements and assumptions required for the table in the Summary Compensation Table for each of such individuals as if he or she was a named executive officer to calculate the total annual compensation, including base salary or wages, performance-based commission payments, and equity awards based on their grant date fair values.

•	We converted any payment earned or paid in a foreign currency to U.S. dollar using the average of the prevailing conversion rates for the month of December 2019.

•	We selected the median of all total annual compensation amounts calculated in accordance with the foregoing.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, exclusions, and assumptions that reflect their compensation practices. As such, the pay ratio reported above may not be comparable to the pay ratio reported by other companies, even those in a related industry or of a similar size and scope. Other companies may have different employment practices, regional demographics or may utilize different methodologies and assumptions in calculating their pay ratios.

Axon Enterprise, Inc. | 2020 Proxy Statement | 33

2019 GRANTS OF PLAN-BASED AWARDS
The following table shows information about awards made under various compensation plans during 2019:

			Estimated future payouts under non-equity incentive plan awards				Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock awards ($) (1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Patrick W. Smith	2/12/19	(4)	—	—	—		5	60	60	—	2,040
Luke S. Larson	1/2/19	(2)	—	—	—		—	—	—	12,747	575,017
	2/12/19	(3)	—	—	—		49,878	598,537	598,537	—	19,957,225
	2/12/19	(4)	—	—	—		5	60	60	—	2,040
	12/23/19	(2)	—	—	—		—	—	—	8,306	600,025
			149,970	300,000	405,000	(8)	—	—	—	—	—
Jawad A. Ahsan	1/2/19	(2)	—	—	—		—	—	—	11,085	500,044
	2/12/19	(3)	—	—	—		49,878	598,537	598,537	—	19,957,225
	2/12/19	(4)	—	—	—		5	60	60	—	2,040
	12/23/19	(2)	—	—	—		—	—	—	6,922	500,045
			149,970	300,000	405,000	(8)	—	—	—	—	—
Joshua M. Isner	1/2/19	(2)	—	—	—		—	—	—	2,772	125,045
	2/12/19	(3)	—	—	—		49,878	598,537	598,537	—	19,957,225
	2/12/19	(4)	—	—	—		5	60	60	—	2,040
	12/23/19	(2)	—	—	—		—	—	—	3,115	225,028
			—	500,000	—	(9)	—	—	—
Jeffrey C. Kunins	9/23/19	(3)	—	—	—		36,000	432,000	432,000	—	18,342,720
	9/23/19	(5)	—	—	—		—	—	—	14,400	900,000
	9/23/19	(6)	—	—	—		—	—	—	9,600	600,000
	9/23/19	(7)	—	—	—		—	—	—	9,000	562,500
	9/23/19	(7)	—	—	—		—	—	—	5,400	337,500

(1)
Grant date fair value of RSUs and options, computed in accordance with stock-based compensation accounting rules (ASC 718). The fair value of each RSU is the closing price of our common stock on the date of grant. The assumptions used in the calculations of the grant date fair value for option awards are included in Note 1 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2019.

(2)
RSUs cliff vest three years from the grant date. The awards granted on December 23, 2019 are intended as 2020 compensation. Pursuant to the rules and principles of the SEC, however, they are treated as 2019 compensation for purposes of this table and the Summary Compensation Table.

(3)
On February 12, 2019, our shareholders approved the 2019 Plan, which was adopted by the Board of Directors to reserve a sufficient number of shares to facilitate our XSPP and grants of XSUs under the plan. Pursuant to the XSPP, all eligible full-time U.S. employees were granted an award of 60 XSUs in January 2019, and certain employees had the opportunity to elect to receive a percentage of the value of their target compensation over the following nine years (2019-2027) in the form of additional XSUs. For employees who elected to receive XSUs, the XSU grants were made as an up front, lump sum grant in January 2019, and are intended to replace that portion of the target compensation they elected to receive in the form of XSUs for the subsequent nine years. Accordingly, their go forward target compensation will be reduced until 2027 by the amount of such compensation that the employees elected to receive in the form of the January 2019 XSU grants.

Messrs. Larson, Ahsan, and Isner received their grants upon shareholder approval of the 2019 Plan on February 12, 2019. Mr. Kunins received his grant upon his hire date.
The awards will become vested as to as to all shares subject to it only if both market capitalization and internal operational goals are attained during the approximately nine-year term of the award. 1/12th of the total number of shares will become vested upon certification by the Board of Directors that both: (i) one of the market capitalization goals is achieved; and

Axon Enterprise, Inc. | 2020 Proxy Statement | 34

(ii) one of sixteen specified internal operational goals relating to financial results is attained, subject to the NEO’s continued service at each such vesting event.
If any tranches have not vested by the end of the term of the award, they will be forfeited and the NEO will not realize the value of such shares. As of the date of this filing, none of the operational goals for this grant have been achieved and no shares subject to this grant have vested. See “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — eXponential Stock Performance Plan” above.

(4)	Represents 60 XSUs granted to all eligible full-time U.S. employees in January 2019.

(5)	Two thirds of the RSUs vest on the first anniversary of the grant date and remaining one third vests on the second anniversary of the grant date.

(6)	RSUs vest annually over a period of three years from the grant date.

(7)	RSUs vested on February 14, 2020.

(8)
Payouts under the 2019 annual cash incentive plan are based on the achievement of annual financial goals, including goals related to: total booked contract value; Adjusted EBITDA; achievement of product goals; increase in net promoter score; increase in customer engagement with the Axon network; and top 1200 customer churn. Actual awards earned in 2019 were included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(9)
Mr. Isner was eligible for commissions based on bookings growth for the Company. There was no maximum amount related to these commissions. Actual commissions earned in 2019 were included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Axon Enterprise, Inc. | 2020 Proxy Statement | 35

OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR-END
The following table includes certain information with respect to all outstanding equity awards previously awarded to the NEOs as of December 31, 2019.

	Option Awards				Stock Awards
Name	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick W. Smith	6,365,856	(1)	28.58	2/26/28
					2,767	(2)	202,766	62,241	(4)	4,561,020
					64,625	(3)	4,735,720	60	(5)	4,397
Luke S. Larson	—		—	—
					25,850	(3)	1,894,288	24,896	(4)	1,824,379
					9,205	(6)	674,542	598,537	(5)	43,860,791
					2,075	(2)	152,056	60	(5)	4,397
					12,747	(7)	934,100
					8,306	(8)	608,664
Jawad A. Ahsan	—		—	—
					10,763	(3)	788,713	24,896	(4)	1,824,379
					33,334	(9)	2,442,716	7,239	(10)	530,474
					5,533	(2)	405,458	598,537	(5)	43,860,791
					11,085	(7)	812,309	60	(5)	4,397
					6,922	(8)	507,244
Joshua M. Isner	—		—	—
					8,078	(3)	591,956	16,598	(4)	1,216,301
					3,682	(6)	269,817	598,537	(5)	43,860,791
					1,383	(2)	101,346	60	(5)	4,397
					2,772	(7)	203,132
					3,115	(8)	228,267
Jeffrey C. Kunins	—		—	—
					14,400	(11)	1,055,232	432,000	(5)	31,656,960
					5,400	(12)	395,712
					9,000	(12)	659,520
					9,600	(13)	703,488

(1)
This grant is intended to compensate Mr. Smith over its ten-year term and will become vested as to all shares subject to it only if both market capitalization and internal operational goals are attained during such ten year period. 1/12th of the total number of shares subject to the options will become vested and exercisable upon certification by the Board of Directors that both: (i) one of the market capitalization goals is achieved; and (ii) one of sixteen specified internal operational goals relating to financial results is attained, subject to Mr. Smith’s continued service at each such vesting event. If any tranches have not vested by the end of the ten-year term of the award, they will be forfeited and Mr. Smith will not realize the value of such shares. As of the date of this filing, none of the operational goals for this grant have been achieved and no options subject to this grant have vested. See “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — CEO Performance Award” above.

(2)	These stock awards vest at annual intervals over a three-year period and become fully vested in December 2020.

(3)
These stock awards are performance based. The number of shares that ultimately vested was based upon the Company's compounded annual revenue growth rate (50% of target shares) and its compounded annual international bookings growth rate (50% of target shares) both compared to target for the three-year period ended December 31, 2019. Based upon the performance achieved, the number of shares that vested in February 2020 were 161.4% of target, which has been presented in the above table.

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(4)
These stock awards are performance based. The number of shares that ultimately vest is based upon the Company's compounded annual revenue growth rate (80% of target shares) and its compounded annual EBITDA growth rate (20% of target shares) both compared to target for the three-year period ending December 31, 2020. These stock awards are scheduled to vest in February 2021. The number of unvested shares presented equals the target shares.

(5)
These grant are intended to compensate our executives over their approximately nine-year term and will become vested as to all shares subject to each grant only if both market capitalization and internal operational goals are attained during such term. 1/12th of the total number of shares will become vested upon certification by the Board of Directors that both: (i) one of the market capitalization goals is achieved; and (ii) one of sixteen specified internal operational goals relating to financial results is attained, subject to the NEO's continued service at each such vesting event. If any tranches have not vested by the end of the term of the award, they will be forfeited and the NEO will not realize the value of such shares. As of the date of this filing, none of the operational goals for this grant have been achieved and no shares subject to this grant have vested. See “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — eXponential Stock Performance Plan” above.

(6)	These stock awards vest at annual intervals over a five-year period and became fully vested in February 2020.

(7)	These stock awards vest fully in January 2022.

(8)	These stock awards vest fully in December 2022.

(9)	This stock award vests at annual intervals over a five-year period and becomes fully vested in April 2022.

(10)
This stock award is performance-based. The number of shares that ultimately vest is based upon the Company's compounded annual revenue growth rate compared to target for the three-year period ending December 31, 2020. This stock award is scheduled to vest in February 2021. The number of unvested shares presented equals the target shares.

(11)	This stock award vests two thirds in September 2020 and one third in September 2021.

(12)	These stock awards vested fully in February 2020.

(13)	This stock award vests at annual intervals over a three-year period and becomes fully vested in September 2022.

2019 OPTION EXERCISES AND STOCK VESTED
The following table provides information related to option exercises and vested stock awards for each NEO during the year ended December 31, 2019:

	Stock Awards
Name	Number of Shares Acquired upon Vesting (#)	Value Realized on Vesting ($)
Patrick W. Smith	84,571	$4,779,903
Luke S. Larson	64,461	3,932,157
Jawad A. Ahsan	16,644	1,017,908
Joshua M. Isner	27,660	1,739,040

2019 NONQUALIFIED DEFERRED COMPENSATION
On July 1, 2013 the Company adopted the TASER International, Inc. Deferred Compensation Plan ("DCP"). The DCP allows eligible executives, key employees and non-employee directors through which participants may elect to defer the receipt and taxation of a portion of their compensation. Compensation, as defined in the DCP, is comprised of base salary, bonus, commission, director fees, and such other cash or equity-based compensation approved by the Compensation Committee. Participants may elect to defer up to 80% of their base salary and up to 100% of other types of compensation. Participants are 100% vested at all times in amounts deferred pursuant to the DCP. All gains or losses are allocated fully to plan participants, and the Company does not guarantee a rate of return on deferred balances. There were no above-market returns for participants in the plan.

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The following table provides information on NEO and Director participation in the DCP:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)(2)	Aggregate Earnings in Last FY ($)(2)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Patrick W. Smith	—	—	182,720	(1,283,820)	—
Joshua M. Isner	81,659	3,022	76,396	(97,658)	371,264

(1)	The amounts included in the table as executive contributions and registrant contributions in the last fiscal year were all reported as compensation in 2019 in the Summary Compensation Table.

(2)
The Company does not make discretionary payments to the plan, but does make a restorative 401(k) match contribution to participants as their eligible wages for 401(k) purposes is net of contributions made to the deferred compensation plan.

(3)
Aggregate earnings reflected represent deemed investment earnings from voluntary deferrals and Company contributions, as applicable. No amounts included in aggregate earnings are reported in the 2019 Summary Compensation Table because the plan does not provide for above-market or preferential earnings.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Pursuant to the employment agreements, the Company may terminate each of the NEOs with or without cause. The conditions or events triggering the payment of severance benefits include the executive’s death, disability, termination without cause, termination for good reason, or termination in connection with a change in control of the Company (i.e., double-trigger). Conditions to the payment of severance benefits include covenants relating to assignment of inventions, nondisclosure of Company confidential information, and non-competition with the Company for a period of 12 months after termination of employment. For Mr. Smith, benefits are determined pursuant to the CEO Performance Award.
The severance benefit amounts with respect to the above triggering events were determined based on competitive practices. The Company agreed to pay these variable amounts of compensation as severance benefits or change in control benefits in order to attract and retain NEOs.
The table below depicts the severance payable to each of the NEOs other than Mr. Smith under the conditions indicated:

Termination for Cause	Termination without Cause	Termination By Executive Within 36 Months Following a Change in Control For Good Reason or by the Company Without Cause Six Months Prior to Change in Control at the Request of a Third-Party Purchaser	Death or Disability
Earned but unpaid salary and benefits	12 months' salary[1]; target bonus for calendar year of effective date of termination; time-based RSUs vesting during notice and severance period will continue to vest	36 months' salary; pro rata portion of annual target bonus for the year in which termination occurs; 12 months COBRA; all time- and performance-based RSUs will vest at target levels	18 months' salary; pro rata portion of annual target bonus for the year in which termination occurs; all time- and performance-based RSUs will vest at target levels
For all NEOs, all non-vested RSUs and PSUs may immediately vest at target levels and restrictions would lapse. Accelerated vesting conditions are as follows:

•	Termination for Cause: no accelerated vesting.

•	Termination without Cause: except for Mr. Smith, continued vesting of time-based awards during the notice and severance periods.

•
Termination By Executive Within 36 Months Following a Change in Control For Good Reason or by the Company Without Cause Six Months Prior to Change in Control at the Request of a Third-Party Purchaser ("Change in Control") and Termination due to Death or Disability: acceleration of all awards (both performance-based at target and time-based).

1 The payment of 12 months' salary includes an 11-month notice period and cash payment equal to 1 month's base salary.

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Additional accelerated vesting conditions pursuant to the CEO Performance Award and the XSPP are as follows:

	Termination	Termination
Plan	with Cause	without Cause	Change in Control	Death or Disability
CEO Performance Award (Patrick W. Smith)	Any tranches of the CEO Performance Award for which the operational and market capitalization goals have been achieved as of the last date of employment immediately vest
CEO Performance Award operational goals are disregarded and all tranches of CEO Performance Award for which market capitalization goals have been attained as of the effective date of termination vest; next unattained tranche will partially vest on a prorated basis by comparing the six-month market capitalization to the goal

CEO Performance Award operational goals are disregarded and an alternative market capitalization calculation is utilized for purposes of determining attainment of unvested tranches, plus one additional tranche
Any tranches of the CEO Performance Award for which the operational and market capitalization goals have been achieved as of the last date of employment are immediately vested
XSPP (all other NEOs)	Any tranches of the XSU awards for which the operational and market capitalization goals have been achieved as of the last date of employment immediately vest
XSU operational goals are disregarded and all tranches of XSU Awards for which market capitalization goals have been attained as of the effective date of termination vest; next unattained tranche will partially vest on a prorated basis by comparing the six-month market capitalization to the goal
			XSU operational goals are disregarded and an alternative market capitalization calculation is utilized for purposes of determining attainment of unvested tranches, plus one additional tranche	N/A

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The table below reflects the severance compensation that would be provided to each of the NEOs of the Company assuming the notice of intent to terminate such executive’s employment occurred on December 31, 2019. The following table excludes the deferred compensation amounts that would also be payable to Messrs. Smith and Isner as described and set forth under the heading “2019 Nonqualified Deferred Compensation.”

	Voluntary Termination By Executive	Termination for Cause	Termination without Cause	Change in Control	Death or Disability
Patrick W. Smith
Stock Awards (1)	$—	$—	$52,619,097	$78,835,772	$—
Total	$—	$—	$52,619,097	$78,835,772	$—
Luke S. Larson
Severance Payments (2)	$—	$—	$325,000	$975,000	$487,500
Annual Cash Incentive Plan (3)	—	—	305,000	—	—
Benefits (4)	—	—	—	23,868	—
Stock Awards (1)	—	—	8,937,302	16,332,427	5,367,174
Total	$—	$—	$9,567,302	$17,331,295	$5,854,674
Jawad A. Ahsan
Severance Payments (2)	$—	$—	$300,000	$900,000	$450,000
Annual Cash Incentive Plan (3)	—	—	330,000	—	—
Benefits (4)	—	—	—	23,868	—
Stock Awards (1)	—	—	9,330,376	17,976,390	7,011,137
Total	$—	$—	$9,960,376	$18,900,258	$7,461,137
Joshua M. Isner
Severance Payments (2)	$—	$—	$275,000	$825,000	$412,500
Annual Cash Incentive Plan (3)	—	—	500,000	—	—
Benefits (4)	—	—	—	23,868	—
Stock Awards (1)	—	—	8,481,867	13,350,810	2,385,557
Total	$—	$—	$9,256,867	$14,199,678	$2,798,057
Jeffrey C. Kunins
Severance Payments (2)	$—	$—	$300,000	$900,000	$450,000
Annual Cash Incentive Plan (3)	—	—	300,000	—	—
Benefits (4)	—	—	—	20,927	—
Stock Awards (1)	—	—	7,847,189	10,728,192	2,813,952
Total	$—	$—	$8,447,189	$11,649,119	$3,263,952

(1)
For Mr. Smith, includes the intrinsic value of non-vested performance stock options under the CEO Performance Award which would immediately vest and become exercisable, as well as the value of non-vested PSUs and RSUs which would immediately vest and restrictions would lapse, as described above.

For all NEOs other than Mr. Smith, includes the value of non-vested XSUs which would immediately vest and become exercisable, as well as the value of those non-vested PSUs and RSUs which would immediately vest and restrictions would lapse, as described above.
The value of RSU, PSU, and XSU vesting or acceleration is equal to the $73.28 closing market price of shares of the Company’s common stock on December 31, 2019, multiplied by the number of units that would vest.

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(2)
Represents 12 months' base salary for Termination without Cause (comprised of an 11-month notice period and 1 month's base salary), 36 months' base salary for Change in Control, and 18 months' base salary for Termination due to Death or Disability.

(3)
Represents target bonus for the calendar year in which the effective date of termination occurs; for Change of Control and Termination due to Death or Disability, represents target bonus pro-rated through termination date.

(4)	Represents 12 months of payment of medical, dental, and vision insurance premiums for each NEO.

AUDIT MATTERS
REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors reviews the Company’s financial reporting process on behalf of the Board. The Audit Committee has sole authority to retain, set compensation and retention terms for, terminate, oversee and evaluate the work of the Company’s independent auditor. The independent auditor reports directly to the Audit Committee.
The Company’s management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Grant Thornton LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion based on their audits of the consolidated financial statements. In accordance with its written charter, the Audit Committee assists the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent public accounting firm and the performance of the Company’s internal audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters and (v) risks that may have a significant impact on the Company’s financial statements.
Further, the Audit Committee reviews reports prepared by management on various matters including critical accounting policies and issues, material written communications between the independent auditor and management, significant changes in the Company’s selection or application of accounting principles and significant changes to internal control procedures. It is not the duty or responsibility of the Audit Committee to conduct auditing and accounting reviews or procedures.
In discharging its oversight responsibilities with respect to the audit process, the Audit Committee (i) obtained from the independent public accounting firm a formal written statement describing all relationships between the independent public accounting firm and the Company that might bear on the independent public accounting firm’s independence consistent with the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), (ii) discussed with the independent auditing firm any relationships that may impact its objectivity and independence, and (iii) considered whether any non-audit services provided to the Company by Grant Thornton LLP are compatible with maintaining their independence. The Audit Committee also discussed with the independent auditing firm their identification of audit risk, audit plans and audit scope, as well as all communications required by generally accepted auditing standards, including those described in Auditing Standard No. 1301, “Communications with Audit Committees” issued by the PCAOB.
The Audit Committee reviewed and discussed with management and its independent public auditors our annual audited financial statements and quarterly financial statements, including a review of the “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-K and 10-Q filings, as well as the Company’s earnings letters and information related thereto.
During fiscal year 2019, the Audit Committee met with representatives of the independent public accounting firm, both with management present and in private sessions without management present, to discuss the results of the financial

Axon Enterprise, Inc. | 2020 Proxy Statement | 42

statement audit and quarterly reviews and to solicit their evaluation of the Company’s accounting principles, practices and judgments applied by management and the quality and adequacy of the Company’s internal controls.
In performing the above described functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent public accounting firm, which, in the independent public accounting firm’s report, expresses an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

Based upon the Audit Committee’s discussion with the Company’s management and Grant Thornton LLP, and the Audit Committee’s review of the representations of the Company’s management and the report of the independent public accountants to the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The Audit Committee also approved the selection of Grant Thornton LLP as the Company’s independent auditor for the fiscal year 2020.
February 27, 2020
The Audit Committee:
Michael Garnreiter, Chair
Matthew McBrady
Julie Cullivan
The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or Exchange Act, except to the extent the Company specifically incorporates this Report by express reference therein.

Axon Enterprise, Inc. | 2020 Proxy Statement | 43

PROPOSALS
Overview of Proposals

This proxy statement contains six proposals requiring shareholder action.

•	Proposal No. 1 requests the election of the three Class B directors of the Company named in this proxy statement for a term of three years, and until their successors are elected and qualified.

•	Proposal No. 2 requests that shareholders vote to approve, on an advisory basis, the compensation of the Company's named executive officers.

•	Proposal No. 3 requests the ratification on the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2020.

•
Proposal No. 4A requests that shareholders vote to approve an amendment to Article 5 of the Company's Certificate of Incorporation to remove the super-majority vote requirement and replace with a majority vote requirement.

•
Proposal No. 4B requests that shareholders vote to approve an amendment to Article 6 of the Company's Certificate of Incorporation to remove the super-majority vote requirement and replace with a majority vote requirement.

•	Proposal No. 5 is a shareholder proposal to elect each director annually.
Each proposal is discussed in more detail below.
PROPOSAL NO. 1 - ELECTION OF DIRECTORS
The Board is elected by and accountable to the shareholders to oversee their interest in the long-term health and the overall success of the Company’s business and its financial strength. The Board serves as the ultimate decision-making body of the Company except for those matters reserved to, or shared with, the shareholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.
Election Process
The Board is currently comprised of eight directors. The directors are divided into three classes comprised as follows: two directors in Class A, three directors in Class B, and three directors in Class C. One class is elected each year for a three-year term and until their successors are elected and qualified. The classes of prospective directors will be determined upon appointment.
The three director nominees in Class B are up for nomination at the 2020 Annual Meeting. These directors would serve regular three-year terms until the annual meeting of shareholders in 2023, or until their respective successors are elected and qualified. These Class B directors are: Mark Kroll, Matthew McBrady, and Patrick Smith.
The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director. If any nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee, designated by the Board to fill such vacancy.
Unless marked otherwise, signed proxies received will be voted FOR the election of each of the nominees.
The Board of Directors recommends a vote FOR the election of Mark Kroll, Matthew McBrady, and Patrick Smith.

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Vote Required
For Proposal No. 1, under our bylaws, assuming the existence of a quorum at the Annual Meeting, the three nominees for director who receive the affirmative vote of a plurality of all of the votes cast will be elected to the Board of Directors. This means that the three director nominees with the most votes will be elected. Votes to withhold and broker non-votes will be counted toward a quorum, but will not affect the outcome of the vote on the election of directors.

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PROPOSAL NO. 2 - ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
Shareholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as “say on pay”):
RESOLVED, that the shareholders of Axon Enterprise, Inc. hereby approve the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.
Background on Proposal
In accordance with the requirements of Section14A of the Exchange Act and related SEC rules, shareholders are being given the opportunity to vote at the annual meeting on this advisory resolution regarding the compensation of our NEOs.
As described in the Compensation Discussion and Analysis, our executive compensation program is designed to allow us to: attract and retain talent, link annual incentive compensation to our financial results produced during year, and link long term compensation in the form of stock awards to Company performance and enhancement of shareholder value. For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2019, please refer to the Compensation Discussion and Analysis. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) provide additional information about the compensation that we paid to our NEOs in 2019.
At our 2017 Annual Meeting of Shareholders, the shareholders indicated, on an advisory vote basis, that they preferred that we hold Say on Pay votes on an annual basis (a frequency vote is required to be held at least once every six years). In light of these results, the Company’s Board of Directors decided to hold its future advisory votes on the compensation of named executive officers annually until the next frequency vote, which will be held on or before our 2023 Annual Meeting.
Effects of Advisory Vote
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
Overview and Summary; Consideration of Prior Year Say on Pay Vote
The Company believes in competitive compensation aligned with the values, objectives and financial performance of the Company. In 2019, 2018 and 2017, a significant amount of our executives’ potential total compensation was tied to performance. The Compensation Committee considers the performance criteria for the Company’s performance-based compensation challenging, but achievable. Performance-based RSU, non-equity incentive compensation plan, and commission targets have been achieved during 2017, 2018, and 2019. With the creation of the CEO Performance Award and XSU awards in 2018 and 2019, respectively, more focus and compensation is aligned with long-term Company performance; no targets have yet been achieved for these awards.
At the 2019 Annual Meeting of Shareholders (“2019 Annual Meeting”), we presented to shareholders, for advisory approval, the Company’s executive compensation (“Say on Pay”). Of the 41.5 million votes cast on the Say on Pay vote (including abstentions), 97% were favorable for our Say on Pay resolution. The Compensation Committee considered this a favorable outcome and believed it conveyed our shareholders' support of the Compensation Committee’s decisions and existing executive compensation programs.

Our compensation opportunities for our named executive officers are predominantly delivered in the form of performance-based awards, including equity-based awards, which are designed to promote incentives that are aligned with long-term stockholder interests. It is the Committee’s intent that the total compensation for our NEOs be competitive to attract and retain highly qualified individuals who are capable of making significant contributions critical to our

Axon Enterprise, Inc. | 2020 Proxy Statement | 46

long-term success. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.
Unless marked to the contrary, proxies received will be voted FOR approval of the advisory vote on executive compensation.
The Board of Directors unanimously recommends a vote FOR approval of the resolution set forth above regarding the compensation of our named executive officers.

Vote Required
For Proposal No. 2, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes of share of common stock properly cast for or against the proposal, in person or represented by proxy at the meeting and entitled to vote on this proposal is required for approval. Abstentions and broker non-votes will have no impact on this proposal if a quorum is present.

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PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Grant Thornton LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company for the year ending December 31, 2020. Grant Thornton LLP has acted as the independent registered public accounting firm for the Company since 2005. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.
Shareholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of Grant Thornton LLP to the shareholders for ratification as a matter of good corporate practice and because the Audit Committee values the views of our shareholders on our independent auditors.
If the shareholders fail to ratify the election, the Audit Committee will reconsider the appointment of Grant Thornton LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the Company’s best interest.
If the appointment is not approved by the shareholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment in 2020 will stand, unless the Audit Committee finds other good reason for making a change.
Audit and Non-Audit Fees
The following table presents fees for audit, tax and other professional services rendered by Grant Thornton LLP for the years ended December 31, 2019 and 2018.

	2019	2018
Audit fees	$1,272,316	$1,204,190
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	$1,272,316	$1,204,190
Audit Fees: Consisted of fees billed for professional services rendered for the audit of Axon Enterprise, Inc.’s financial statements, fees billed related to Sarbanes-Oxley 404 review and services provided by Grant Thornton LLP in connection with statutory and regulatory filings.
Audit-Related Fees: Audit-related fees related to professional services that are reasonably related to the performance of the audit or review of Axon's consolidated financial statements. No such services were rendered during the years ended December 31, 2019 or 2018.

Tax Fees: Consisted of fees billed principally for services provided in connection with worldwide tax consulting and planning services. No such services were rendered during the years ended December 31, 2019 or 2018.

All Other Fees: All other fees related to services not included in the categories above, including services related to other regulatory reporting requirements. No such services were rendered during the years ended December 31, 2019 or 2018.

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Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
Consistent with SEC policies regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.
Prior to engagement, the Audit Committee pre-approves the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

•
Audit services include the annual financial statement audit (including required quarterly reviews) and other work required to be performed by the independent auditors to be able to form an opinion on our consolidated financial statements. Such work includes, but is not limited to, services associated with SEC registration statements, periodic reports, SEC reviews and other documents filed with the SEC or other documents issued in connection with securities offerings.

•
Audit-related services are for services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Such services typically include but are not limited to, due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” statutory audits or financial audits for subsidiaries or affiliates, and assistance with understanding and implementing new accounting and financial reporting guidance.

•
Tax services include all services performed by the independent auditors’ tax personnel, except those services specifically related to the financial statements, and includes fees in the area of tax compliance, tax planning and tax advice.

The Company’s CFO has the authority to engage the Company’s independent registered public accounting firm for amounts less than $5,000. There were no audit–related fees, tax fees or other fees in 2019.
The Audit Committee has considered and concluded that the provision by Grant Thornton LLP of non-audit services is compatible with Grant Thornton maintaining its independence.
Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.
The Board of Directors recommends a vote FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2020.

Vote Required
For Proposal No. 3, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes of share of common stock properly cast for or against the proposal, in person or represented by proxy at the meeting and entitled to vote on this proposal is required for approval. Abstentions and broker non-votes will have no impact on this proposal if a quorum is present.

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PROPOSAL NO. 4A AND PROPOSAL NO. 4B - AMENDMENTS TO THE OF COMPANY'S CERTIFICATE OF INCORPORATION

If approved, these proposals would amend the voting requirements of Article 5 and Article 6 in the Company’s Certificate of Incorporation (the “Charter”), which currently require a greater than majority vote, and replace each with a majority vote requirement.

The Company’s Charter and Bylaws contain certain provisions requiring a higher voting standard than a majority vote (“super-majority provisions”). The super-majority provisions in the Company’s Charter relate to the required vote of shareholders to (i) amend or repeal, or to adopt any provision inconsistent with Article 5 of the Charter (relating to the number, classification and terms of the Board of Directors and removal of a director from office) and (ii) amend the Company’s Bylaws and Article 6 of the Charter (relating to amendment of the Bylaws by shareholders and actions by shareholders). These super-majority voting provisions have been part of the Company’s Charter for many years and were originally designed to ensure that the interests of all shareholders were adequately represented in the event any of the actions contemplated by these provisions were to occur, in particular, by protecting the stability and continuity of the Board of Directors and ultimately shareholder value.

Because each of Article 5 and Article 6 includes a different supermajority vote requirement to amend the respective article, shareholders will be given the opportunity to vote separately with respect to the amendment of each of Article 5 and Article 6. Proposal 4A, which would would amend Article 5 of the Charter, requires the affirmative vote of 75% of the outstanding shares of our common stock. Proposal 4B, which would amend Article 6 of the Charter, requires the affirmative vote of 66.67% of the outstanding shares of our common stock.

The approval of either of Proposal 4A and Proposal 4B is not conditioned on the approval of the other.

At this time, the Board of Directors has determined that it is in the best interest of the Company and its shareholders to eliminate each supermajority voting requirement in our Charter that calls for a greater than majority vote. In response to concerns previously expressed by certain shareholders about the super-majority provisions in the Charter, at the Company’s 2016 Annual Meeting management proactively presented, following the approval and recommendation of the Board of Directors, a proposal to amend the Charter to remove the requirement of a super-majority vote to approve amendments to the Company’s Charter. Although this proposal received the favorable vote of a slight majority (approximately 50.5%) of the shares of common stock outstanding on the record date for the 2016 Annual Meeting, it fell short of the super-majority standard required to approve such amendment.

If either, or both, of Proposal No. 4A and Proposal 4B is approved, the Board of Directors intends to adopt conforming amendments to the Company’s Bylaws to eliminate any corresponding supermajority voting requirement in the Bylaws. The adoption of these conforming amendments to the Bylaws does not require the approval of the shareholders.

The description in this Proxy Statement of the proposed amendment of the Charter by Proposal No. 4A and Proposal No. 4B is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Charter, as amended and restated by the proposed amendments, assuming both Proposal No. 4A and Proposal No. 4B are approved.

For convenience of reference, a copy of the amended and restated Charter reflecting the proposed amendments, with deleted text shown in strikethrough and added text shown as underlined, is attached to this Proxy Statement as Annex A. If Proposal 4A is approved, but Proposal 4B is not approved, the changes reflected in Article 6 of the attached Charter will not be adopted. If Proposal 4B is approved, but Proposal 4A is not approved, the changes reflected in Article 5 of the attached Charter will not be adopted.

Unless marked to the contrary, proxies received will be voted FOR each of the amendments to Articles 5 and 6 of the Company's Charter.

Axon Enterprise, Inc. | 2020 Proxy Statement | 50

The Board of Directors recommends a vote FOR the amendments described above in each of Proposal 4A and Proposal 4B.

Vote Required
For Proposal No. 4A, the affirmative vote of the holders of 75% of the outstanding shares of our common stock is necessary to adopt the proposed amendment to Article 5 of our certificate of incorporation. Unless otherwise instructed, proxy holders will vote the proxies received by them FOR this proposal. Abstentions and broker non-votes will have the effect of a vote against Proposal 4A.
For Proposal No. 4B, the affirmative vote of the holders of 66.67% of the outstanding shares of our common stock is necessary to adopt the proposed amendment to Article 6 of our certificate of incorporation. Unless otherwise instructed, proxy holders will vote the proxies received by them FOR this proposal. Abstentions and broker non-votes will have the effect of a vote against Proposal 4B.

Axon Enterprise, Inc. | 2020 Proxy Statement | 51

PROPOSAL NO. 5 - SHAREHOLDER PROPOSAL TO ELECT EACH DIRECTOR ANNUALLY

Axon has been advised that Mr. James McRitchie, 9295 Yorkship Court, Elk Grove, CA 95758, who has indicated he is a beneficial owner of at least $2,000 in market value of Axon's common stock, intends to submit the following proposal at the Annual Meeting:

RESOLVED, shareholders ask that our Company take all the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year for a one-year term.

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, "In my view it's best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them."

Almost 90% of S&P 500 and Fortune 500 companies, worth more than One trillion dollars have adopted this important proposal topic since 2012. Annual elections are widely viewed as a corporate governance best practice. Annual election of each director could make directors more accountable, and thereby contribute to improved performance and increased company value.

Last year shareholder proposals to elect each director annually (declassify the board) won large majority votes at United Therapeutics, Knight Swift Transportation Holdings, Anthem, and Kellogg.

Adoption of this proposal would be facilitated by adoption of proposals that won strong support at the
2019 Axon Enterprise annual meeting: move to a simple majority vote standard, shareholder which won
96.6% support; and annual election of directors, which won 98% support. As of the date this proposal was file, neither proposal had been implemented.

                      Please vote again to enhance shareholder value: Elect Each Director Annually - Proposal No. 5

Statement in Opposition to Proposal No. 5

The Board of Directors recommends a vote AGAINST the shareholder proposal requesting that we take necessary steps to elect each director annually.

The Board of Directors does not believe that declassifying our Board of Directors is in the best interest of the Company and its shareholders for the following reasons:

Independence, Stability, Continuity and Experience

The Board of Directors is divided into three classes, with each class serving a staggered three-year term. The longer term enhances the independence of the Board of Directors and encourages the directors to make decisions in the long-term interest of our company and our shareholders, reducing the potential influence of certain investors and special interest groups with short-term agendas that may be harmful to the Company and its shareholders in the long-term.

The classified board structure also creates stability and continuity on the Board of Directors and ensures that, at any given time, the Board of Directors is comprised of experienced directors who are intimately familiar with our business, strategic goals, history and culture. We believe our current three-year terms are tailored to enable our existing and future directors to develop substantive knowledge about our specific operations and goals, which better positions them to make long-term strategic decisions that are in the best interest of our shareholders. If the Board were declassified, it could be wholly replaced by directors unfamiliar with our history and strategies. Our classified board structure allows for orderly change, with new directors with fresh perspectives benefiting from interaction with experienced directors.

A classified board structure also assists us in attracting and retaining highly qualified directors who are willing to commit the time and resources necessary to understand our operations, strategies and competitive environment. We believe that agreeing to serve a three-year term demonstrates a nominee’s commitment to us over the long-term.

Axon Enterprise, Inc. | 2020 Proxy Statement | 52

Protects Shareholder Value

The classified board structure protects the Company and our shareholders against a hostile purchaser replacing a majority of our directors with its own nominees at a single annual Meeting of shareholders, thereby gaining control of the Company without paying fair market value to our shareholders. A classified board would not preclude a takeover, but rather would encourage potential acquirers to initiate arms-length negotiations with seasoned directors and would provide our Board of Directors with the time and flexibility necessary to evaluate the adequacy and fairness of a proposed offer, consider alternative methods of maximizing shareholder value, protect shareholders against abusive tactics during a takeover process, and, as appropriate, negotiate the best possible return for all shareholders.

Declassification of our Board of Directors would undercut these benefits and could make us a target for unsolicited hostile overtures from investor groups focusing on short-term financial gains. In particular, in recent years, hedge funds and other activist investors have increasingly used the threat of a proxy fight to pressure boards to take actions that produce short-term gains at the expense of strategies designed to achieve meaningful long-term shareholder value. We believe classified board structures have been shown to be an effective means of protecting long-term shareholder interests against these types of abusive tactics.

Accountability

All directors, regardless of the length of their term, have a fiduciary duty under the law to act in a manner that they believe to be in the best interests of our company and all of our shareholders. Accountability depends on the selection of experienced and committed individuals, not on whether they serve terms of one year or three years. As a result, the classified board structure maintains the same level of accountability as with annual elections of directors.

Prevalence

We believe the prevalence of classified boards is more common in companies with a market capitalization similar to ours than in larger companies. Our Board of Directors believes that maintaining our classified Board of Directors not only provides the benefits described above, but is consistent with the governance approach adopted by similar companies.

Our shareholders should be aware that this proposal is simply a request that our Board of Directors take the necessary steps to elect directors annually. Declassification of the Board of Directors requires an amendment to our certificate of incorporation, which must be adopted pursuant to the procedures set forth therein. A vote in favor of this proposal, therefore, would constitute a recommendation that the Board of Directors initiate this amendment process. For all the reasons stated above, however, the Board does not believe that such an amendment is in your best interests.

After careful consideration, our Board of Directors has determined that continuation of our classified board structure is appropriate and in the best long-term interests of our company and our shareholders.

The Board of Directors recommends a vote AGAINST the approval of Proposal No. 5.

Vote Required
For Proposal No. 5, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes of share of common stock properly cast for or against the proposal, in person or represented by proxy at the meeting and entitled to vote on this proposal is required for approval. Abstentions and broker non-votes will have no impact on this proposal if a quorum is present.

Axon Enterprise, Inc. | 2020 Proxy Statement | 53

OTHER MATTERS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this proxy statement that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act, and Section 27A of the Securities Act. These forward-looking statements, wherever they occur in this proxy statement, are necessarily estimates reflecting the best judgment of the management of Axon and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those set forth in Axon’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which accompanies this proxy statement.

Axon undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. In the event that Axon does update any forward-looking statement, no inference should be made that Axon will make additional updates with respect to that statement, related matters or any other forward-looking statements.
SHAREHOLDER PROPOSALS
To be eligible for inclusion in the Company’s proxy materials for the 2021 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting must, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, be received not later than December 24, 2020 by the Corporate Secretary of the Company at the Company’s principal executive offices, 17800 North 85th Street, Scottsdale, Arizona 85255.
Shareholders may bring business before an annual meeting of shareholders that is not submitted for inclusion in the Company's proxy materials (including the nomination of any person to be elected as a director) only if the shareholder proceeds in compliance with the Company’s bylaws. For business to be properly brought before an annual meeting of shareholders by a shareholder that is not submitted for inclusion in the Company's proxy materials (including the nomination of any person to be elected as a director), notice of the proposed business must be given to the Corporate Secretary of the Company in writing no later than 60 days before the annual meeting of shareholders or (if later) ten days after the first public notice of the meeting is sent to shareholders.
The notice to the Company’s Corporate Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting; (b) the shareholder’s name and address as they appear on the records of the Company, business address and telephone number, residence address and telephone number, and the number of shares of common stock of the Company directly or beneficially owned by the shareholder; (c) any interest of the shareholder in the proposed business; (d) the name or names of each person nominated by the shareholder to be elected or re-elected as a director, if any; and (e) with respect to any such director nominee, the nominee’s name, business address and telephone number, residence address and telephone number, the number of shares of common stock of the Company, if any, directly or beneficially owned by the nominee, all information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, under Regulation 14A of the Exchange Act or successor regulation, and a letter signed by the nominee stating the nominee’s acceptance of the nomination, the nominee’s intention to serve as

Axon Enterprise, Inc. | 2020 Proxy Statement | 54

a director if elected and consenting to being named as a nominee for director in any proxy statement relating to such election.
The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement and Annual Report may have been sent to multiple shareholders in a shareholder’s household. The Company will promptly deliver a separate copy of either document to any shareholder who contacts the Company’s investor relations department at 17800 North 85th Street, Scottsdale, Arizona 85255, phone number (480) 515-6330, requesting such copies. If a shareholder is receiving multiple copies of the proxy statement and Annual Report at the shareholder’s household and would like to receive a single copy of the proxy statement and annual report for a shareholder’s household in the future, shareholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, is available to shareholders without charge upon request to: Investor Relations, Axon Enterprise, Inc., 17800 North 85th Street, Scottsdale, Arizona 85255.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 29, 2020
The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2019 Annual Report and this proxy statement, are available over the Internet by accessing the investor relations page of the Company’s website at http://investor.axon.com. Other information on the Company’s website does not constitute part of the Company’s proxy materials.
By Order of the Board of Directors,
/s/ ISAIAH FIELDS
Isaiah Fields
Corporate Secretary

April 15, 2020

Axon Enterprise, Inc. | 2020 Proxy Statement | 55

ANNEX A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AXON ENTERPRISE, INC.

Axon Enterprise, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Law”),
DOES HEREBY CERTIFY:
1.    That the name of this corporation is Axon Enterprise, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on January 5, 2001 under the name Taser International, Inc.
2.    That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
1.The name of the corporation is Axon Enterprise, Inc. (the “Corporation”).
2.The street and the mailing address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
3.The purpose of the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the Law.
4.(a)    The Corporation is authorized to issue a total of 225,000,000 shares of two classes of stock: 200,000,000 shares of Common Stock, par value $.00001 per share; and 25,000,000 shares of Preferred Stock, par value $.00001 per share.
(b)    Holders of Common Stock are entitled to one vote per share on any matter submitted to the stockholders. On dissolution of the Corporation, after any preferential amount with respect to any series of Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in such distribution of assets are entitled to receive the net assets of the Corporation.
(c)     The Board of Directors is authorized, subject to limitations prescribed by the Law and by the provisions of this Article 4, and to the approval of a majority of the Corporation’s independent and disinterested directors, to provide for the issuance of shares of Preferred Stock in series. The Board of Directors is further authorized to establish from time-to-time the number of shares to be included in each series and to determine the designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series includes determination of the following:
(i)The number of shares in and the distinguishing designation of that series;
(ii)Whether shares of that series will have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Law;

Axon Enterprise, Inc. | 2020 Proxy Statement | A - 1

(iii)Whether shares of that series will be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;
(iv)Whether shares of that series will be redeemable and the terms and conditions of the redemption, including the date or dates upon or after which they will be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;
(v)The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;
(vi)The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation and the right of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and
(vii)Any other rights, preferences and limitations of that series that are permitted by the Law.
(d)    No stockholder of the Corporation shall be entitled to any cumulative voting rights. The Board of Directors is authorized, subject to limitations prescribed by the Law, by resolution to create, issue and fix the terms of any preemptive or antidilution rights of any stockholder.
5.The number, classification and terms of the Board of Directors and the procedures to elect or remove directors and to fill vacancies on the Board of Directors shall be as follows:
(a)The number of directors that shall constitute the whole Board of Directors shall from time to time be fixed exclusively by the Board of Directors by a resolution adopted by a majority of the whole Board of Directors serving at the time of the vote. In no event shall the number of directors that constitute the whole Board of Directors be less than three (3) or more than nine (9). No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.
(b)    The Board of Directors of the Corporation shall be divided into three (3) classes designated Class A, Class B and Class C, respectively, as nearly equal in number as possible, with each director in office at the time of such initial classification receiving the classification approved by a majority of the Board of Directors. The initial term of office of directors of Class A shall expire at the annual meeting of stockholders of the Corporation in 2001, of Class B shall expire at the annual meeting of stockholders of the Corporation in 2002, and of Class C shall expire at the annual meeting of stockholders of the Corporation in 2003, and in all cases a director shall serve until the director’s successor is elected and qualified or until the director’s earlier death, resignation or removal. At each annual meeting of stockholders beginning with the annual meeting of stockholders in 2001, each director elected to succeed a director whose term is then expiring shall hold office until the third annual meeting of stockholders after his or her election and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If the number of directors that constitutes the whole Board of Directors is changed as permitted by this Article, a majority of the whole Board of Directors that adopts the change shall also fix and determine the number of directors comprising each class; provided, however, that any increase or decrease in the number of directors shall be apportioned among the classes as equally as possible.
(c)    Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by no less than a majority vote of the remaining directors then in office, though less than a quorum, who are designated to represent the same class or classes of stockholders that the vacant position, when filled, is to represent or by the sole remaining director (but not by the stockholders except as required by the Law); provided that, with respect to any directorship to be filled by the Board of Directors by reason of an increase in the number of directors: (i) such directorship shall be for a term of office continuing only until the next election of one or more directors by the stockholders; and (ii) the Board of Directors may not fill more than two such directorships during the period between any two successive annual meetings of stockholders. Each director chosen in accordance with this provision shall receive the classification of the vacant directorship to which he or she has been

Axon Enterprise, Inc. | 2020 Proxy Statement | A - 2

appointed or, if it is a newly-created directorship, shall receive the classification approved by a majority of the Board of Directors and shall hold office until the first meeting of stockholders held after his or her election for the purpose of electing directors of that classification and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal from office.
(d)    A director may be removed from office before the expiration date of that director's term of office, with or without cause, only by an affirmative vote of the holders of ~~66.67%~~ a majority of the voting power of the then outstanding shares of capital stock entitled to vote thereon (the "Voting Stock"), voting together as a single class.
(e)    Notwithstanding any other provision of this Certificate of Incorporation or any provision of the Law that might otherwise permit a lesser or no vote, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by the Law or by this Certificate of Incorporation, the affirmative vote of ~~75%~~ a majority of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article 5.
6.(a)    All of the power of the Corporation, insofar as it may be lawfully vested by this Certificate of Incorporation in the Board of Directors, is hereby conferred upon the Board of Directors. In furtherance of and not in limitation of that power or the powers conferred by the Law, a majority of directors then in office (or such higher percentage as may be specified in the Bylaws with respect to any provision thereof) shall have the power to adopt, alter, amend and repeal the Bylaws of the Corporation, and notwithstanding any other provision of this Certificate of Incorporation or any provision of the Law that might otherwise permit a lesser or no vote, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by the Law or by this Certificate of Incorporation, the Bylaws of the Corporation shall not be adopted, altered, amended or repealed by the stockholders of the Corporation except in accordance with the provisions of the Bylaws and by the vote of the holders of not less than ~~66.67%~~ a majority of the Voting Stock, voting together as a single class. Notwithstanding any other provision of this Certificate of Incorporation or any provision of the Law that might otherwise permit a lesser or no vote, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by the Law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than ~~66.67%~~ a majority of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article 6.
(b)    Subject to the terms of any Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of such stockholders or by written consent of all (but not less than all) stockholders entitled to vote in lieu of such a meeting.
7.A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for conduct as a director, provided that this Article does not eliminate the liability of any director for any act or omission for which such elimination of liability is not permitted under the Law. No amendment to the Law that further limits the acts or omissions for which elimination of liability is permitted will affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.
8.The Corporation may indemnify to the fullest extent not prohibited by law any person (an “Indemnified Person”) who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, in its sole discretion, pay for or reimburse the reasonable expenses incurred by any Indemnified Person in any such proceeding in advance of the final disposition of the proceeding. This Article 8 will not be deemed exclusive of any other provisions for indemnification of or advancement of expenses to an Indemnified Person that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of stockholders or other document or arrangement.

Axon Enterprise, Inc. | 2020 Proxy Statement | A - 3

9.The election of directors need not be by written ballot unless a stockholder demands election by written ballot before voting begins at a meeting of stockholders.
10.The name and mailing address of the incorporator is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808.
* * *
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

Axon Enterprise, Inc. | 2020 Proxy Statement | A - 4

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this ___ day of _________, 2020.

By:
Name:
Title:

Axon Enterprise, Inc. | 2020 Proxy Statement | A - 5

*AXON ENTERPRISE, INC.*
*C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.*
*P.O. BOX 1342*
*BRENTWOOD, NY 11717*

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 28, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/AAXN2020**

You may attend the Annual Shareholder Meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 28, 2020. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D07685-P34627 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**AXON ENTERPRISE, INC.**

**The Board of Directors recommends you vote FOR the following:**

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Mark Kroll
02) Matthew McBrady
03) Patrick Smith

**The Board of Directors recommends you vote FOR proposals 2, 3, 4A and 4B.**

**The Board of Directors recommends you vote AGAINST the following proposal:**

| | For | Against | Abstain |
|---|---|---|---|
| 5. Proposal No. 5 is a shareholder proposal to elect each director annually. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | | Signature (Joint Owners) | Date |
|---|---|---|---|---|
| | | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D07686-P34627

**AXON ENTERPRISE, INC.**
**Annual Meeting of Shareholders**
**May 29, 2020 10:00 AM Local Time**
**Via the Internet at www.virtualshareholdermeeting.com/AAXN2020**
**This proxy is solicited by the Board of Directors**

The undersigned hereby appoint(s) Patrick W. Smith and Isaiah Fields, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of AXON ENTERPRISE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Local Time on May 29, 2020 or at any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**